As filed with the Securities and Exchange Commission on May 4, 1998

                                                  Registration No. 333 -_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                                 ENTROPIN, INC.
                 (Name of small business issuer in its charter)

       Colorado                        283                     84-1090424
----------------------     ----------------------------   ----------------------
(State or jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
 of incorporation or        Classification Code Number)   Identification Number)
    organization)
                                 Entropin, Inc.
                               45926 Oasis Street
                             Indio, California 92201
                                 (760) 775-8333
                   (Address and telephone number of principal
               executive offices and principal place of business)

                               -------------------
                                Higgins D. Bailey
                              Chairman of the Board
                                 Entropin, Inc.
                               45926 Oasis Street
                             Indio, California 92201
                                 (760) 775-8333
                  (Name, address and telephone number of agent
                                  for service)

                        COPIES OF ALL COMMUNICATIONS TO:

                            A. Thomas Tenenbaum, Esq.
                               Judy A. Gooch, Esq.
                       Brenman Bromberg & Tenenbaum, P.C.
                             Mellon Financial Center
                         1775 Sherman Street, Suite 1001
                             Denver, Colorado 80203
                                 (303) 894-0234
                               (303) 839-1633 FAX

Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


                                                 CALCULATION OF REGISTRATION FEE
========================================================================================================================

                                                                                        Proposed
                                                  Amount            Proposed            maximum            Amount of
 Title of each class of                            to be             maximum           aggregate         registration
  securities to be registered                   registered      offering price (1)  offering price (1)        fee
------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 Par value)                   5,754,546            $7.50          $43,159,095.00       $12,731.93
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Options                    180,001            $7.50          $ 1,350,075.00       $   398.26
------------------------------------------------------------------------------------------------------------------------
TOTAL                                            5,934,547            $7.50          $44,509,102.50       $13,130.19
------------------------------------------------------------------------------------------------------------------------
(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and (g).

                                               CROSS REFERENCE SHEET

Form SB-2
Item No.                                                           Sections in Prospectus
--------                                                           ----------------------
1    Front of Registration Statement and Outside Front
     Cover of Prospectus........................................   Cover Page

2    Inside Front and Outside Back Cover Pages of
     Prospectus.................................................   Inside Front Cover Pages (I)(ii);
                                                                   Table of Contents

3    Summary Information and Risk Factors.......................   Prospectus Summary; Risk Factors

4    Use of Proceeds............................................   Prospectus Summary; Use of Proceeds

5    Determination of Offering Price............................   Cover Page; Plan of Distribution

6    Selling Security Holders...................................   Selling Security Holders

7    Plan of Distribution.......................................   Prospectus Summary; Plan of Distribution

8    Legal Proceedings..........................................   Legal Proceedings

9    Directors, Executive Officers, Promoters and
     Control Persons............................................   Management - Directors and Executive Officers

10   Security Ownership of Certain Beneficial Owners
     and Management.............................................   Security Ownership of Certain Beneficial Owners
                                                                   and Management

11   Description of Securities..................................   Description of Securities

12   Interest of Named Experts and Counsel......................   Experts

13   Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities.............   Statement as to Indemnification

14   Organization within Last Five Years........................   The Company; Interests of Management and
                                                                   Others in Certain Transactions

15   Description of Business....................................   Prospectus Summary; Risk Factors; The Company

16   Management's Discussion and Analysis or Plan of
     Operation..................................................   Management's Discussion and Analysis or Plan of
                                                                   Operation

17   Description of Property....................................   The Company

18   Certain Relationships and Related Transactions.............   Interests of Management and Others in Certain
                                                                   Transactions

19   Market for Common Equity and Related
     Stockholder Matters........................................   Risk Factors; Market for Common Equity,
                                                                   Dividend Policy and Related Shareholder Matters



20   Executive Compensation.....................................   Management - Executive Compensation

21   Financial Statements.......................................   Index to Financial Statements

22   Changes In and Disagreements With Accountants
     on Accounting and Financial Disclosure.....................   Experts

23   Indemnification of Directors and Officers..................   Indemnification of Directors and Officers

24   Other Expenses of Issuance and Distribution................   Other Expenses of Issuance and Distribution

25   Recent Sales of Unregistered Securities....................   Recent Sales of Unregistered Securities

26   Exhibits...................................................   Exhibits

27   Undertakings...............................................   Undertakings

PROSPECTUS

                                 ENTROPIN, INC.

                                5,934,547 Shares


         This Prospectus relates to the resale by the holders (the "Selling Security Holders") named herein, for their own accounts, of up to 5,934,547 shares of Common Stock, $.001 par value (hereinafter sometimes referred to as the "Shares") of Entropin, Inc., a Colorado corporation (the "Company"). The Company was formerly known as Vanden Capital Group, Inc. ("Vanden"). In January 1998, the Company and Entropin, Inc., a California corporation, ("Old Entropin") consummated an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Company acquired all of the issued and outstanding shares of stock of Old Entropin. In connection with the Merger Agreement, the Company changed its name to Entropin, Inc. and succeeded to the business activity of Old Entropin, which ceased to exist.

         The Company is obligated to register: (a) 5,580,002 of the Shares pursuant to the terms of the Merger Agreement; (b) 300,000 Shares in accordance with certain registration rights granted to purchasers in a private placement offering of securities conducted by Old Entropin in December 1997; and, (c) an additional 54,545 Shares pursuant to an agreement to register such shares with certain of the Selling Shareholders.

         The Company's Common Stock is traded on the Electronic Bulletin Board under the trading symbol "ETPN". See MARKET FOR COMMON EQUITY, DIVIDEND POLICY, THE COMPANY AND DESCRIPTION OF SECURITIES.

         The shares of Common Stock being offered hereby are not being underwritten in this offering, and the Company will not receive any proceeds from their sale. See SELLING SECURITY HOLDERS.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK TO INVESTORS. PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER RISK FACTORS COMMENCING ON PAGE 4 OF THIS PROSPECTUS.

         Brokers and dealers who propose to effect transactions in the Shares should assure themselves of the existence of appropriate exemptions from the securities registration requirements of the securities laws of the applicable jurisdictions or effectuate such registrations in connection with any offers or sales of the Shares.
                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                 The date of this Prospectus is _________, 1998

The  following  language  appears  in red on the left  side of the  cover  page:
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS NOT BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                                                 TABLE OF CONTENTS

Summary........................................  1       Security Ownership of Certain
Risk Factors...................................  4         Beneficial Owners and Management.................. 32
Use of Proceeds................................ 12       Interests of Management and Others
Capitalization................................. 12         in Certain Transactions........................... 34
Market For Common Equity,                                Description of Securities........................... 35
 Dividend Policy and                                     Selling Security Holders............................ 37
 Related Shareholder Matters................... 12       Plan of Distribution................................ 40
Management's Discussion and                              Legal Matters....................................... 42
  Analysis or Plan of Operations............... 13       Experts............................................. 42
The Company.................................... 15       Shares Eligible for Future Sale..................... 43
Legal Proceedings.............................. 23       Additional Information.............................. 43
Management..................................... 23       Glossary............................................ 44
Executive Compensation......................... 27       Financial Statements................................F-1

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Technical terms used herein are defined in the Glossary. See GLOSSARY.

                                   THE COMPANY

         Entropin, Inc. (the "Company") is engaged in the pharmaceutical research business. The Company is currently developing a patented medicinal preparation known as Esterom(R), formulated for the treatment of impaired range of motion associated with acute lower back sprain and acute painful shoulder.

         The Company's scientific advisor, Dr. James E. Wynn, and the inventor of Esterom(R), Dr. Lowell M. Somers, have identified three new molecules which serve as the basis for seven U.S. patents owned by the Company. The Company estimates that an average of 17 years of patent protection remain. Patent applications have been filed in 29 foreign countries which the Company believes will provide protection for a significant market worldwide. Future plans include the research and development of additional drugs related to Esterom(R)'s technology.

         The Company has a current and open Investigational New Drug ("IND") file with the U.S. Food and Drug Administration ("FDA") and is in Phase II of the approval process. Four preclinical animal studies and FDA Phase I Clinical Studies on Esterom(R) have been successfully completed. The results of the Phase II study indicate that the drug is safe and effective. The Company has designed the Phase III Protocol and must complete the Phase III Study prior to completion of the New Drug Application ("NDA") required by the FDA for final approval of a new prescription drug.

         The two indications tested with the topical application of Esterom(R) were acute lower back sprain and acute painful shoulder. The range of motion of each condition was improved significantly when compared with patients receiving a placebo. The Company believes that these two conditions affect about sixty million Americans each year and represent a substantial domestic market. There is no estimate available for the size of the international market, which also appears to have potential. Additional markets under consideration are the domestic and international veterinary markets.

         The Company was incorporated in the State of Colorado in 1987 as Vanden Capital Group, Inc. for the primary purpose of providing business and management advisory services. The Company also had been considering business acquisitions. On January 15, 1998, the Company and Entropin, Inc., a California corporation, ("Old Entropin") consummated an Agreement and Plan of Merger ( the "Merger Agreement"), whereby the Company acquired all of the issued and outstanding shares of Old Entropin stock in exchange for the issuance of 5,700,001 shares of the Company's Common Stock and 3,210,487 shares of Series A non-voting preferred stock. In connection with the Merger, the Company changed its name to Entropin, Inc., and succeeded to the business activity of Old Entropin. The terms and conditions of the Merger Agreement obligate the Company to register all of the Shares of the Company's Common Stock issued to shareholders of Old Entropin following the consummation of the Merger.

                                  THE OFFERING
Common Stock Offered for
Selling Security Holders....................         5,934,547 shares of Common Stock $0.001 par value.
                                                     (includes 180,001 shares underlying options held by
                                                     certain Selling Security Holders).  See SECURITY HOLDERS.


Use of Proceeds.............................         The Company will not receive any proceeds from the sale
                                                     of the Shares. See USE OF PROCEEDS AND THE COMPANY.

Risk Factors................................         An investment in the securities offered by this Prospectus involves a high degree of risk and should be considered
                                                     only by persons who can afford the loss of their entire
                                                     investment.  Prospective purchasers should review
                                                     carefully the entire Prospectus and should consider,
                                                     among other things the matters set forth under Risk
                                                     Factors.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The statements of operations data for the years ended December 31, 1997 and 1996, and for the period from August 27, 1984 (inception) to December 31, 1997, the balance sheet data at December 31, 1997 and 1996, and the proforma statement as of December 31, 1997 are derived from and should be read in conjunction with the financial statements of the Company and notes thereto audited by Causey Demgen & Moore Inc., independent auditors.

         The summary financial data as of December 31, 1997 and 1996, are derived from the audited financial statements of the Company.

                                                                                              Cumulative
STATEMENTS OF OPERATIONS DATA:                                                               Amounts from
                                                           Years Ended December 31,            Inception
                                                           ------------------------          ------------
                                                              1997          1996                 1997
                                                              ----          ----                 ----
Revenues                                                 $     -0-      $    -0-             $    -0-

Research and development                                 $   683,209    $  167,818           $ 3,752,854

Other costs and expenses                                 $   415,239    $  207,320           $   808,321

Net loss                                                 $(1,098,448)   $ (375,138)          $(4,561,175)
                                                         -----------    ----------           -----------
Basic net loss per common share(1)                       $      (.21)   $     (.07)          $      (.87)
                                                         ===========    ==========           ===========
Common shares used in computing net loss per               5,220,000     5,220,000             5,220,000
common share(1)                                          ===========    ==========           ===========

BALANCE SHEET DATA:
                                                                                             Unaudited Pro
                                                                                                forma(2)
                                                                                              ------------
                                                          December 31,  December 31,          December 31,
                                                          ------------  ------------          ------------
                                                              1997          1996                  1997
                                                              ----          ----                  ----
Cash and cash equivalents                                $       291    $     1,677           $ 1,029,247

Working capital (deficit)                                $  (423,395)   $  (162,916)          $   605,561

Total assets                                             $   282,493    $   225,003           $ 1,300,703

Long-term liabilities                                    $ 3,365,982    $ 3,143,137           $   155,495

Redeemable preferred stock                                         -              -           $ 3,210,487

Stockholders' equity (deficit)                           $(3,512,175)   $(3,087,727)          $(2,493,965)

----------------
(1) See Note 5 to the Financial Statements for a description of the computation of net income (loss) from continuing operations per common share.
(2) Adjusted to give effect to the recapitalization of the Company, a private placement of 300,000 shares of common stock, and the issuance of 3,210,487 shares of Series A redeemable preferred stock.

                                  RISKS FACTORS

         The Shares offered hereby are speculative in nature and involve a high degree of risk. The Shares should be purchased only by persons who can afford to lose their entire investment. Therefore, prior to making any purchase, each prospective investor should consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this Prospectus, including the information contained in the financial statements.

DEPENDENCE ON ONE PRODUCT AND FDA APPROVAL

         The Company's principal development efforts are centered on the development of a new drug, Esterom(R), which management believes shows promise for the treatment of impaired range of motion associated with acute lower back sprain and acute painful shoulder. While limited clinical trials of Esterom(R) have to date produced favorable results, significant additional trials are required, and no assurance can be given that the drug will ultimately be approved by the FDA. The Company intends to develop additional products; however, there can be no assurance that any additional drugs will be developed or approved for marketing by the FDA. The Company has never introduced a product for sale to the public, and no assurance can be given that marketing of the Company's product in any country in which it may be approved will be financially successful, which could materially adversely effect the Company. See THE COMPANY.

EARLY STAGE OF PRODUCT DEVELOPMENT; SUBSTANTIAL OPERATING LOSSES

         The Company has not yet generated any operating revenues. The Company cannot predict when marketing approval for Esterom(R) will be obtained, if ever. Even if such approval is obtained, there can be no assurance that Esterom(R) will be successfully marketed. The Company has experienced significant operating losses due to substantial expenses incurred to acquire and fund development of the product, and, as of December 31, 1996 and December 31, 1997 had an
accumulated  deficit of  $3,462,727  and  $4,561,175  respectively.  The Company expects its operating expenses to increase over the next several years as it funds development, clinical testing and other expenses of seeking FDA approval. The Company's ability to achieve a profitable level of operation is dependent in large part on obtaining regulatory approvals for Esterom(R) and any subsequent products, entering into agreements for product development and commercialization, and expanding from development into successful marketing, all of which will require significant amounts of capital. There can be no assurance that the Company will ever achieve a profitable level of operations. See MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.

PATENTS AND PROPRIETARY RIGHTS

         Although the Company has been issued certain patents, patents are not a guarantee of protection from competitors, especially in an area characterized by rapid advances. Enforcement of patents and proprietary rights in many countries can be expected to be problematic or unpredictable. There can be no assurance that any patents issued or licensed to the Company will not be challenged, invalidated, infringed upon, or designed around by others or that the claims contained in such patents will not infringe the patent claims of others. Furthermore, there can be no assurance that others will not independently develop similar products. Although management believes that patents provide significant protection for the Company's product, the Company's business may be adversely affected by competitors who develop a substantially equivalent product. Patent litigation can be extremely expensive, and the Company may find that it is unable to fund litigation necessary to defend its rights. See THE COMPANY - PATENT.

GOVERNMENT REGULATION AND PRODUCT APPROVALS

         The research, preclinical development, clinical trial, manufacturing, marketing and sale of pharmaceuticals are subject to extensive regulation by governmental authorities. Products which may be developed by the Company cannot be marketed commercially in any jurisdiction in which they have not been approved. The process of obtaining regulatory approvals is lengthy and extremely expensive. Approval by U.S. authorities does not guarantee, nor necessarily facilitate or expedite, approval in other countries. Further, government regulations are subject to change and it is possible that additional criteria may be established or imposed which could prevent or delay regulatory approval of Esterom(R) or any subsequent products of the Company. See THE COMPANY-GOVERNMENTAL REGULATIONS.

SUBSTANTIAL CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

         The Company's operations to date have consumed substantial capital without generating any revenues, and the Company will continue to require substantial and increasing amounts of funds to conduct necessary research and development, preclinical and clinical testing of its products, and to market any products which may receive regulatory approval. The Company does not expect to generate revenue from operations for 36 to 48 months, and the Company's ability to meet its cash obligations as they become due and payable is expected to depend for at least the next several years on its ability to obtain equity and/or debt capital. The Company is contractually obligated to pay a royalty in the aggregate of approximately one to three percent (1% to 3%) of gross revenue to certain persons pursuant to an agreement of dissolution of a partnership in which the Company was formerly involved. In addition, the Company has entered into an agreement with Western Center for Clinical Studies, Inc. ("WCCS"), whereby WCCS will assist the Company in obtaining FDA approval for its product, Esterom(R), implementing a business plan and providing experienced personnel to bring Esterom(R) to commercialization, in exchange for a management fee of $880,400 to be paid over the 33 month term of the agreement. As a result, the Company expects to continue to incur increasing negative cash flows and net losses for the foreseeable future.

         There can be no assurance that the Company will be successful in raising funds necessary to bring Esterom(R) to market. Additional funds will be sought, most likely through sale of equity or debt securities, which can be expected to result in substantial dilution to existing shareholders, including purchasers of the Shares. The Company may also seek funds through collaborative arrangements with strategic partners or others. Such arrangements could require relinquishment of rights to certain technologies, products or markets which it would not otherwise relinquish. If adequate funds are not available, the Company will delay and may be unable to complete Phase III testing. See RISK FACTORS - "SUBSTANTIAL CAPITAL NEEDS , MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS, AND THE COMPANY.

POSSIBLE INABILITY TO MEET CASH OBLIGATIONS

         The Company may experience cash flow difficulties from time to time due to its substantial capital needs. For the foreseeable future the Company's ability to meet its obligations as they become due and payable will depend on its ability to obtain debt and/or equity funding. In the event that the Company cannot raise sufficient capital when needed to sustain or expand its operations, the Company would likely suspend research and development activities. See RISK FACTORS "SUBSTANTIAL CAPITAL NEEDS , MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS, AND THE COMPANY.

TECHNOLOGICAL CHANGE AND COMPETITION

         The pharmaceutical industry is characterized by intense competition and is subject to rapid and significant technological change. Rapid technological development may cause the Products to become obsolete before the Company recoups all or any portion of the related expenses. The Company's competitors include major pharmaceutical companies, biotechnology firms and universities and other research institutions, both in the United States and abroad, which are actively engaged in research and development of products in the therapeutic areas being pursued by the Company. Most of the Company's competitors have substantially greater financial, technical, manufacturing, marketing and human resource capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience in testing new or improved therapeutic products and obtaining regulatory approvals of products. Accordingly, the Company's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiencies and marketing capabilities, areas in which it has little experience. See THE COMPANY - COMPETITION.

DEPENDENCE ON AGREEMENT WITH WESTERN CENTER FOR CLINICAL STUDIES, INC.

         The Company has entered into an agreement with the Western Center for Clinical Studies, Inc. ("WCCS"), a California corporation experienced in providing assistance to companies in the process of taking pharmaceutical products through the FDA approval process (the "Agreement"). The Company will rely on WCCS for its expertise in assisting the Company to obtain FDA approval for its product, Esterom(R), in exchange for a management fee of $880,400 to be paid over the 33 month term of the Agreement, as well as grant stock options to WCCS within thirty days after execution of the Agreement to purchase an aggregate of 450,000 shares of Entropin common stock, exercisable for a period of five years from date of vesting at an exercise price of $1.50 per share. In the event that the Company can not pay the financial obligations required by the Agreement, the Company would be forced to terminate the Agreement by giving 60 days' notice, and make a cash payment to WCCS in the amount of three (3) months' management fees, or $76,400. The loss of the services provided by WCCS would adversely affect the Company's ability to obtain timely FDA approval on its product, Esterom, and the Company would likely suspend further research and development activities. See RISK FACTORS - "SUBSTANTIAL CAPITAL NEEDS , MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS, AND THE COMPANY.

DEPENDENCE ON MANUFACTURER AGREEMENT

         In January 1997, the Company entered into Development and Supply Agreements with Mallinckrodt, Inc. ("Mallinckrodt") for ten (10) year terms to develop all of the chemistry, manufacturing and controls necessary to comply with the drug master file of the FDA, as well as to supply the bulk active product. In exchange for these services, Mallinckrodt will receive exclusive rights as a supplier of the bulk active product to the Company in North America. For the year ended December 31, 1997, the contract price of the ingredient was fixed based on the number of liters ordered by the Company. In subsequent years, the cost per liter will be adjusted based on changes in the price of the components in the bulk active product.

          If the Company is unable to obtain a sufficient supply of the product from Mallinckrodt or such supplies are delayed, the Company could experience significant delays in bringing the product to market as well as delays in human clinical testing schedules and delays in submissions of the product for regulatory approval and initiation of further development progress, any of which could have a material adverse effect on the Company's business and results of operations. In addition, if the Company must seek an alternative supplier and manufacturer of its product and is unable to obtain or retain third party manufacturing on commercially acceptable terms, it may not be able to commercialize pharmaceutical products as planned. Moreover, contract manufacturers that the Company may use must adhere to current Good Manufacturing Practices ("GMP") which are regulations enforced by the FDA through its facilities inspection program. These facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval of the product. The Company's dependence upon third parties for the manufacture of pharmaceutical products may adversely affect the Company's profit margins and its ability to develop and deliver pharmaceutical products on a timely and competitive basis. See MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS, AND THE COMPANY
- PROPOSED MANUFACTURING PLANS.

DEPENDENCE ON THIRD PARTIES TO MARKET THE COMPANY'S PRODUCT

         The Company does not intend to manufacture any pharmaceutical products. The Company believes that its strategy for outsourcing manufacturing is cost effective since it avoids the high fixed costs of plant, equipment and large manufacturing staff, and thereby enables the Company to conserve its resources. However, there can be no assurance that the Company would be able to outsource manufacture any of such products successfully and in a cost-effective manner. The Company will seek to identify and propose strategic partners and/or distributors for the Company's product. If the Company should encounter delays or difficulties in establishing relationships with drug manufacturers to produce, package and distribute its finished pharmaceutical products, market introduction and subsequent sales of such products would be adversely affected. See THE COMPANY.

DEPENDENCE ON OFFICERS AND FUTURE EMPLOYEES

         The Company is dependent on its officers and directors. The following officers of the Company are also officers of WCCS, a subcontractor employed to assist the Company in obtaining FDA approval for its product, and will serve only during the term of the WCCS contract (33 months): President, Daniel L. Azarnoff; Vice President of Science/Regulatory Affairs, Lois Rezler, Ph.D.; and, Chief Operating Officer, Roy S. Azarnoff. If the WCCS agreement is terminated for any reason prior to the Company's obtaining FDA approval of its product, the loss of services by any of the above officers would adversely affect the management of the Company. In addition, if the Company fails to retain the services of its Chief Executive Officer or Chief Financial Officer, the Company's operations would be adversely affected. The Company does not have key man insurance on any of its officers or directors. See MANAGEMENT.

MANAGEMENT OF GROWTH

         The Company's ability to manage its growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. If the Company's management is unable to manage growth effectively, the Company's business and results of operations will be adversely affected. See THE COMPANY AND MANAGEMENT.

TECHNOLOGICAL UNCERTAINTIES

         All of the Company's product development efforts are based upon technologies and therapeutic approaches that have not been widely tested or used. There is, therefore, a significant risk that these approaches will not prove to be successful. While the Company believes that the results obtained to date in preclinical and limited clinical studies support further research and development, those results are not necessarily indicative of results that will be obtained in further human clinical testing. See THE COMPANY.

PHARMACEUTICAL PRICING; PENDING HEALTH CARE REFORMS

         Government health administration authorities, together with private health insurers, increasingly are attempting to contain health care costs by limiting the price or reimbursement levels for medical products and services. In certain foreign markets, pricing or profitability of prescriptive pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government controls or otherwise significantly reform the existing health care system. Due to uncertainties as to the ultimate features of this or any other reform initiatives that may be enacted, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted, or what impact they may have on the Company. It is possible that any legislation which is enacted will include provisions resulting in price limits, utilization controls or other consequences that may adversely affect the Company. See THE COMPANY - GOVERNMENTAL REGULATIONS.

PRODUCT LIABILITY; LACK OF INSURANCE

         The Company's business will expose it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products, and product liability claims may be asserted against the Company. Product liability insurance for the pharmaceutical industry generally is expensive. There can be no assurance that adequate insurance coverage will be available at acceptable costs, or that a product liability claim would not adversely affect the business or financial condition of the Company.

AUTHORIZED STOCK AVAILABLE FOR ISSUANCE BY THE COMPANY

         There are presently outstanding 6,000,051 shares out of a total of 50,000,000 shares of Common Stock, $.001 par value, and 3,210,487 shares of Series A Convertible Preferred Stock, $.001 par value, out of 10,000,000 shares of Preferred Stock authorized for issuance under the Company's Articles of Incorporation. The remaining shares of Common Stock and/or Preferred Stock not issued or reserved for specific purposes may be issued without any action or approval of the Company's shareholders. To the extent persons holding the Company's options exercise their options and receive shares of Common Stock, the number of shares of Common Stock outstanding will increase; however, there can be no assurance that any of the option holders will exercise their options. Other than the option exercise, management has no present plans, agreements or undertakings involving the issuance of such shares except as disclosed in this Prospectus. Any such issuances could be used as a method of discouraging, delaying or preventing a change in control of the Company or could dilute the shareholders' ownership of the Company. There can be no assurance that management will not undertake to issue such shares if it deems it appropriate to do so. See DESCRIPTION OF SECURITIES.

ANTI-TAKEOVER PROVISIONS

         The Company's Board of Directors can, without obtaining shareholder approval, issue shares of Preferred Stock having rights that could adversely affect the voting power of the Common Stock. The possible issuance of shares of Preferred Stock can be used to oppose hostile takeover attempts.
See DESCRIPTION OF SECURITIES.

POSSIBLE VOLATILITY OF PRICE OF SHARES OF COMMON STOCK

         The prices of securities of publicly traded corporations tend to fluctuate widely. It can be expected, therefore, that there may be wide fluctuations in the price of the Company's Common Stock. A public market for the Common Stock has developed only recently and there is no assurance that the market in the Common Stock will be sustained. The Company's Common Stock is traded on the Electronic Bulletin Board under the trading symbol "ETPN". Fluctuations in trading interest and changes in the Company's operating results, financial condition and prospects could have a significant impact on the market prices for the Common Stock. See MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND RELATED SHAREHOLDER MATTERS.

LACK OF DIVIDENDS

         The Company has never paid any cash dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. No person seeking dividend income from an investment should purchase Shares offered hereby. The Company is obligated to pay dividends on its Series A Preferred Stock; however, the obligation is non-cumulative. See DESCRIPTION OF SECURITIES.

INDEMNIFICATION AND LIMITED MONETARY DAMAGES

         The Company's Amended Articles of Incorporation limit the liability of the directors to shareholders for monetary damages for breach of a fiduciary duty except in cases of liability for: (i) any breach of their duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) certain unlawful distributions; or, (iv) transaction from which the director derived an improper personal benefit. Shareholders cannot recover in full for improper acts of the Board and its members.

SHARES  ELIGIBLE  FOR FUTURE SALE; POSSIBLE  ADVERSE  EFFECT ON  PRICE OF COMMON
STOCK

         Future sales of Common Stock by current shareholders and option holders could adversely affect the market price of the Company's Common Stock. All of the Shares registered hereunder can be resold pursuant to this Prospectus. In the event the Shares are not sold under this Prospectus, the Shares remain "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of payment therefor to the Company or acquisition thereof from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under Rule 144.

         Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's planned marketing efforts and future economic performance of the Company. The forward-looking statements and associated risks set forth in the Prospectus include or relate to the ability of the Company to: (i) obtain regulatory approval for its product, including, but not limited to, the FDA; (ii) obtain meaningful consumer acceptance and a successful market for the product on a national and international basis at competitive prices; (iii) develop and maintain an effective national and international sales network; (iv) forecast demand for its product; (v) maintain pricing and thereby maintain adequate profit margins; and, (vi) achieve adequate intellectual property protection.

         The forward-looking statements herein are based on current expectations that involve a number of risk and uncertainties. Such forward-looking statements are based on assumptions that: (i) the Company will obtain the necessary governmental and regulatory approval for its product and subsequently, market and provide the product on a timely basis; (ii) the Company will obtain equity and/or debt capital; (iii) there will be no material adverse competitive or technological change in condition of the Company's business; (iv) there will be a demand for the Company's product; (v) the Company's forecasts accurately anticipate market demand; and, (vi) there will be no material adverse change in the Company's operations, business or governmental regulation affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in "Risk Factors", there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results, or the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved. See MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS AND THE COMPANY.

                                 USE OF PROCEEDS

         None of the proceeds from the sale of the shares of Common Stock by the Selling Security Holders will be received by the Company. The Company will receive cash proceeds from the exercise, if any, of outstanding options. See SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the recapitalization which occurred on January 15, 1998.

                                                                                         December 31, 1997
                                                                                         -----------------
                                                                                                          Pro Forma
                                                                                    Actual              as adjusted(1)
                                                                                    ------              --------------
Long-term debt                                                                    $3,365,982             $  155,495

Series A redeemable preferred stock, $001 par value;                                    ----              3,210,487
   3,210,487 shares, issued and outstanding, as
   adjusted

Stockholders' Equity (deficit):

Preferred Stock, $.001 par value; 10,000,000 shares                                     ----                   ----
   authorized, Series A reported above

Common Stock, $.001 par value; 50,000,000                                              5,220                  6,000
   shares authorized, 6,000,051 shares issued and
   outstanding, as adjusted

Additional paid-in capital                                                         1,043,780              2,061,210

Deficit accumulated during the development stage                                  (4,561,175)            (4,561,175)
                                                                                  -----------            -----------
Total Stockholders' Equity (deficit)                                              (3,512,175)            (2,493,965)
                                                                                  -----------            -----------
Total capitalization                                                              $ (146,193)            $  872,017
                                                                                  ===========            ==========

-------------------
(1) Adjusted to give effect to the recapitalization of the Company, a private placement of 300,000 shares of common stock, and the issuance of 3,210,487 shares of Series A redeemable preferred stock.


                  MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND
                           RELATED SHAREHOLDER MATTERS

         Market Information. The Company's securities are not eligible for listing on the NASDAQ system; however, the Company's stock commenced trading on the Electronic Bulletin Board under the trading symbol "ETPN" on February 25, 1998. The following table sets forth the high and low bid prices for the Company's Common Stock since the Common Stock commenced trading on February 25, 1998. The quotations reflect inter-dealer prices, with retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from National Quotation Bureau, Inc.

            1998 Fiscal Year                        High Bid           Low Bid
            ----------------                        --------           -------

First Quarter                                        $3.375             $3.00
Second Quarter (through April 24, 1998)              $5.375             $6.00

        On April 24, 1998, the last reported bid and asked prices for the Common Stock were $5.375 and $6.00, respectively.

        DIVIDEND POLICY. The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

        SHAREHOLDER  INFORMATION.   As  of  April  24,  1998,  the  Company  had
approximately 217 holders of record of the Company's Common Stock and five (5) holders of record of the Company's Series A Preferred Stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

RESULTS OF OPERATIONS

         Entropin, Inc. is a development stage pharmaceutical company and has not generated any revenues for the period from August 27, 1984 (inception) through December 31, 1997. Entropin has devoted substantially all its resources to acquisition of patents, research and development of the medicine, and expenses related to the startup of its business. From inception until December 31, 1997, Entropin has incurred expenses of $3,752,854 in research and development fees, $511,255 in general and administrative expenses and $239,698 in interest resulting in a loss of $4,561,175 for the period from inception (August 27, 1984) to December 31, 1997. For the year ended December 31, 1997, Entropin incurred $683,209 in research and development fees, $269,853 in general and administrative expenses and $127,386 in interest expense, resulting in a loss of $1,098,448. Research and development fees incurred during 1997 were approximately $515,000 higher than in 1996. The increase related primarily to recording research and development expense and contributed capital for the estimated value of common stock ($518,000) contributed by certain shareholders to an individual in exchange for research and development services provided since inception of the Company. General and administrative expenses incurred during 1997 were approximately $168,000 higher than in 1996. The increase related primarily to recording legal expense and contributed capital for the estimated value of common stock ($156,000) contributed by certain shareholders to an individual for business advisory and legal services.

        Entropin has been unprofitable since inception and expects to incur substantial additional operating losses for at least the next few years as it increases expenditures on research and development and begins to allocate significant and increasing resources to clinical testing, marketing and other activities. As described below, the Company has successfully completed a private placement and a recapitalization of the Company that will provide additional liquidity for the Company for current operations. The Company estimates, however, that it will require additional funding of up to $8,000,000 over the next three years to successfully complete the FDA approval process. In addition, the Company has had no experience in marketing the medicine. As a result, Entropin's activities to date are not as broad in depth or scope as the activities it must undertake in the future, and Entropin's historical operations and financial information are not indicative of Entropin's future operating results or financial condition or its ability to operate profitably as a commercial enterprise when and if it succeeds in bringing any product to market.

CAPITAL RESOURCES AND LIQUIDITY

        In the years since inception, Entropin has financed its operations primarily through the sale of shares of Entropin common stock, and loans and advances from shareholders. At December 31, 1997, outstanding liabilities to shareholders, including accrued interest, aggregated $1,809,360.

        On January 15, 1998, the Company completed a private placement of 30 units (10,000 shares of its $.001 par value common stock per unit) at $27,500 per unit, or $2.75 per share, which resulted in gross proceeds of $825,000. Concurrent with the private placement the Company completed an agreement and plan of merger with Vanden Capital Group, Inc. to exchange all of the issued and outstanding common shares of the Company for 5,220,000 shares of Vanden's $.001 par value common stock. Pursuant to the agreement Vanden provided cash of $220,000.

        On January 15, 1998, the Company issued 3,210,487 shares of Series A redeemable non-voting, noncumulative 8% preferred stock in exchange for an aggregate $3,210,487 of notes payable to shareholders and accrued interest and for various other liabilities of the Company.

        The Company recently entered into an agreement with the Western Center for Clinical Studies, Inc., a California corporation experienced in managing pharmaceutical development, including providing assistance in taking pharmaceutical products to the FDA and through clinical trials and New Drug Application stages of development. The agreement has a 33-month term, at the end of which the Company's primary product may be approved for marketing. The Company is required to pay management fees of approximately $880,400 over the term of the agreement, as well as provide stock options to purchase 450,000 shares of Entropin common stock over a 33 month period at an exercise price of $1.50 per share.

                                   THE COMPANY

BACKGROUND

        Entropin, Inc. (the "Company") was incorporated in the State of Colorado in 1987 as Vanden Capital Group, Inc., for the primary purpose of providing business and management advisory services. The Company also had been considering business acquisitions. On January 15, 1998, the Company and Entropin, Inc., a California corporation, ("Old Entropin") consummated an Agreement and Plan of Merger ( the "Merger Agreement"), whereby the Company acquired all of the issued and outstanding shares of Old Entropin common stock which consisted of 5,700,001 shares of common stock and 3,210,487 shares of Series A non-voting preferred stock in exchange for the issuance of 5,700,001 shares of the Company's Common Stock and 3,210,487 shares of Series A non-voting preferred stock. In connection with the Merger, the Company changed its name to Entropin, Inc. and succeeded to the business activity of Old Entropin. The terms and conditions of the Merger Agreement obligate the Company to register all of the Shares of the Company's Common Stock issued to shareholders of Old Entropin following the consummation of the Merger Agreement.

        The Company is currently engaged in pharmaceutical research and will be developing a patented medicinal preparation known as Esterom(R) for potential sale to the public. The Company is the beneficiary of more than 19 years of extensive research and development with respect to the product, Esterom(R), undertaken by Lowell M. Somers, MD, the inventor of the product, and James E. Wynn, Ph.D., the Company's scientific advisor. The present formulation of Esterom(R) is based on early chemical and clinical studies performed by Drs. Somers and Wynn, in conjunction with other doctors.

        The Company is currently pursuing approval of the product with the U.S. Food and Drug Administration ("FDA"). Esterom(R) is a medicinal preparation formulated for the treatment of impaired range of motion associated with acute lower back sprain and acute painful shoulder. The Company has been assigned seven patents issued by the U.S. Patent Office. The Company has a current and open Investigational New Drug ("IND") file with the FDA and is in Phase II of the approval process.

        The two indications tested with the topical application of Esterom(R) were acute lower back sprain and acute painful shoulder. The range of motion of each condition was improved significantly when compared with patients receiving a placebo. The Company believes that these two conditions affect about sixty million Americans each year and represent a substantial domestic market. There is no estimate available for the size of the international market, which also appears to have potential. Additional markets being considered are the domestic and international veterinary market.

THE PRODUCT - ESTEROM(R)

        Dr. Somers originally discovered Esterom(R), a medicinal preparation, in 1979. The product name is derived from its chemical identity and medical purpose since it is an ester that improves the range of motion (ROM) of patients suffering from a painful shoulder or back sprain/strain.

        In 1979, Drs. Somers and Wynn initiated a collaborative effort to study the chemical composition of Esterom(R) and its clinical effects which effort continues today under the Company's aegis. As Chairman of the Department of Pharmaceutical Sciences, College of Pharmacy, Medical University of South Carolina, Dr. Wynn developed a manufacturing method that produced a consistent and stable product which could satisfy FDA requirements. The reproducible hydrolytic process that Dr. Wynn developed led to the discovery of three new molecules in 1993. The three newly discovered molecules are a novel class of benzoylecgonine ("BE"), ecgonine ("EC") and ecgonidine derivatives.

GOVERNMENTAL REGULATIONS

        GENERAL. The manufacturing and marketing of the Company's proposed products and its research and development activities are and will continue to be subject to regulation by federal, state and local governmental authorities in the United States and other countries. In the United States, pharmaceuticals are subject to rigorous regulation by the FDA's Center for Drug Evaluation and Research, which reviews and approves marketing of drugs. The Federal Food, Drug and Cosmetic Act, the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, advertising and promotion of the Company's potential products.

        APPROVAL PROCESS. The process of obtaining FDA approval for a new drug takes several years and generally involves the expenditure of substantial resources. The steps required before a new drug can be produced and marketed for human use include clinical trials and the approval of the New Drug Application ("NDA").

        PRE-CLINICAL TESTING. The compound is subjected to extensive laboratory and animal testing to determine if the compound is biologically safe and has the functionality for which its therapeutic use is intended. All animal safety studies must be performed under current good laboratory practices ("GLP").

        INVESTIGATIONAL NEW DRUG (IND). Before human tests can begin, the drug sponsor must file an IND application with the FDA, showing how the drug is made and the results of animal testing. If the FDA does not reject the application within 30 days, IND status permits the sponsor to undertake initial studies in human volunteer subjects.

         HUMAN TESTING (CLINICAL). Under an IND, the human clinical testing program involves three phases. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated, including the type of statistical analysis that will be done. Each protocol is submitted to the FDA as part of the IND filing. At the present time, two well-controlled clinical trials are required to establish efficacy. Each clinical study is conducted under the auspices of an independent Institutional Review Board ("IRB") for each institution at which the study will be conducted. The IRB will consider, among other things, information on the product, ethical factors, the risk to human subjects, and the potential benefits of therapy relative to risk.

        In Phase I clinical trials, studies usually are conducted on healthy volunteers to determine the maximum tolerated dose, adverse events and pharmacokinetics of a product. Efficacy endpoints, even if surrogate measures, are also obtained if possible. Phase II studies are conducted on a statistically relevant number of patients having a specific disease to determine initial efficacy in humans for a specific disease, and possible adverse effects and safety risks. Phase III normally involves the pivotal trials of a drug, consisting of wide-scale studies on patients with the disease for which the drug is intended, in order to evaluate the overall benefits and risks of the drug for the treated disease. In addition to a placebo, these studies may compare the Company's drug product with other available products. Phase I, II and III studies are planned to demonstrate safety and efficacy as required for FDA approval. The FDA continually reviews the clinical trial plans and results and may suggest design changes or may discontinue the trials at any time if significant safety or other issues arise.

        NEW DRUG APPLICATION (NDA). Upon completion of Phase III, the drug sponsor may file an NDA containing all pre-clinical, pharmacology and toxicology information, and clinical and chemical, manufacturing and control ("CMC")
information that has been gathered, as well as all other information that is known from any other sources. The information must include essentially all the data collected during the IND phase (e.g. chemical structure and characterization of the drug, formula and manufacturing process, stability in the proposed packaging, animal and laboratory studies, results of all human tests, etc.) and proposed labeling. Once submitted, the FDA has 90 days to accept the application. If the application is accepted, the Company must pay the FDA approximately $200,000 as a user fee in order to continue with the review process.

         APPROVAL. Once a NDA is approved, the manufacturer is required to keep the FDA informed at all times regarding any adverse reactions. Moreover, contract manufacturers that the Company may use must adhere at all times to current Good Manufacturing Practices ("GMP") regulations enforced by the FDA through its facilities inspection program. These facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval of the product. The FDA may also require post-marketing testing (Phase IV) to support the conclusion of efficacy and safety of the product, which can involve significant expense. After FDA approval is obtained for initial indications, further clinical trials are necessary to gain approval for the use of the product for additional indications.

         The testing and approval process is likely to require substantial time and effort, and there can be no assurance that any FDA approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the adverse effects of the drug (safety) and its therapeutic benefits (efficacy). Additional preclinical or clinical trials may be required during the FDA review period and may delay marketing approval. A task force established by the FDA has recently proposed significant changes in the design, analysis and reporting of clinical studies conducted under INDs, in response to the results of a Phase III trial of a drug by another company in which severe complications and death occurred. The task force recommended increased requirements for reporting adverse effects and new, more stringent rules that would require clinical trial investigators to assume that toxicities reported by patients are drug-related. If these recommendations are implemented, the length of time and costs associated with obtaining market approval by the FDA are likely to be significantly increased.

        Outside the United States, the Company will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for its products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements vary widely from country to country.

FDA STATUS/CONTINUING RESEARCH AND DEVELOPMENT

         IND APPLICATION. Drs. Somers and Wynn filed the IND application on March 9, 1987. The results of four pre-clinical animal studies with no toxicity noted, were incorporated within the IND Application for FDA approval.

         HUMAN TESTING. The Phase I Clinical Study involving 24 healthy male subjects, was concluded with little or no toxicity observed.

         Since Esterom(R) maintained a clear toxicity profile and was shown to be safe in both animals and in healthy male volunteers when applied topically, the FDA approved a protocol for a Phase II Clinical Study. The Phase II clinical study involved a double-blind, randomized, placebo-controlled investigation designed to continue to look for adverse effects and to determine the efficacy of Esterom(R) as compared to a placebo in patients who have an impaired range of motion resulting from acute lower back sprain and acute painful shoulder. The Phase II Clinical Study involved 97 patients, each of whom received two applications of Esterom(R) or placebo, with the second application being performed 24 hours after the first. Overall, Esterom(R) provided relief in both the back and shoulders which was sustained for at least seven days. There was no clinically observed local anesthetic or analgesic effect. The range of motion for each condition was improved significantly when compared with patients receiving a placebo. Range of motion for the shoulder may be defined as the number of degrees to which the patient may move the arm away from the side in a forward, backward or upward direction.

         The Company has designed the Phase III Protocol and must complete the Phase III studies prior to completion of the New Drug Application required by the FDA for final approval of a new prescription drug. As currently planned, the Phase III studies will include multiple trials in a number of clinical site study centers in differing geographic areas of the U.S., with approximately 300 patients involved in the study of which approximately 150 patients will receive the active drug and 150 patients will receive the placebo. The final study design may change according to possible new FDA requirements. The studies will be double-blind and placebo-controlled. Each study will include a regimen of two applications, with the second application being performed 24 hours after the first and a 30 day follow up.

        The Company recently entered into an agreement with the Western Center for Clinical Studies ("WCCS"), a California corporation experienced in managing pharmaceuticals which are at an early stage of development and providing assistance to companies in the process of taking pharmaceutical products to the FDA and through the IND and NDA stages of development in a timely and cost-efficient manner. WCCS has developed a business plan to accomplish the scope of its work and will assist the Company in implementing its overall business plan. In addition, WCCS will provide additional experienced management with the intent of assisting the Company in developing its product, Esterom(R), to be able to be used commercially. WCCS will arrange for and oversee necessary studies and clinical trials of Esterom(R), appoint and utilize the services of a Scientific and Medical Advisory Board for the Company, assist in developing a distribution plan, and identify and propose strategic partners and/or distributors for the Company's product. All work performed by WCCS will be provided by employees and consultants of WCCS, as the Company's subcontractor. It is estimated that WCCS will complete the scope of its project within 33 months, commencing April 18, 1998.

        Through Phase II, all CMC work was performed at the Medical University of South Carolina's Pharmaceutical Development Center, College of Pharmacy. Mallinckrodt, Inc. ("Mallinckrodt"), a leading manufacturer of chemicals and drugs has agreed to continue to develop Esterom(R) to meet all FDA and GMP requirements, develop a Drug Master File, file all appropriate CMC documentation with the FDA, supply Phase III clinical study material, and manufacture the product to be used commercially. WCCS will advise the Company concerning appropriate monitoring procedures to manage the Company's manufacturing contract with Mallinckrodt and seek alternative companies which have the capability of manufacturing the Company's product, in an effort to minimize any potential delays or setbacks. See THE COMPANY - PROPOSED MANUFACTURING PLANS.

        Esterom(R) is presently a Schedule II controlled substance. However, the results of Phase I and Phase II Clinical Trials showed no central nervous system activity, elevated blood pressure, increase in heart rate or euphoria. The Company believes that the components of the medicine do not cross the blood brain barrier, and consequently, it is expected that there is no propensity for abuse. Therefore, an application has been made to the Drug Enforcement Administration ("DEA") to reclassify Esterom(R) and delist it as a controlled substance.

SUMMARY OF PHASE I/II FINDINGS

        Based on its clinical studies, the Company believes that Esterom(R) may involve a new and unique mechanism of action. The Phase I Study demonstrated that the product does not cause detectable systemic effects including no effect on the cardiovascular system. During the Study,

Esterom(R) caused no significant adverse events and was observed to be safe. The Company confirmed that in Phase I and Phase II trials, no anesthetic activity or vasoconstrictive activity was observed.

        Although the precise function of Esterom(R) is not known, the medicinal preparation is neither a local anesthetic nor analgesic. An anesthetic relieves pain at rest and pain with movement. An analgesic relieves major pain at rest and provides minor pain relief with movement. In comparison and according to patient evaluations, Esterom(R) provides minor relief of pain at rest and major relief of pain during movement.

PROPOSED MANUFACTURING PLANS

        Esterom(R) is made by the solvolysis of cocaine base in propylene gylcol and water. The Company believes that the components of the medicine do not cross the blood brain barrier, and consequently, it is expected that there is no propensity for abuse. Cocaine is controlled by the DEA under strict importation regulations specified in law. To the Company's knowledge, Stepan Company ("Stepan") is the only company that can import coca leaves and process them for the extraction of cocaine bases. This base is shipped to Mallinckrodt for purification and sale on the medical and scientific market. Stepan and Mallinckrodt work with the DEA to set annual quotas for importing the coca leaves related to projected use and sale of the processed cocaine. Because of federal restrictions, Esterom(R) can not be manufactured outside of the United States for sale in the United States. As a result, Mallinckrodt is currently the sole source for cocaine and for producing Esterom(R).

        Mallinckrodt has supplied all of the Company's cocaine for the laboratory manufacturing of the product for use in research and clinical trials, and has been aware of the development of the drug since the IND application was filed. In January 1997, the Company entered into 10 year Development and Supply Agreements with Mallinckrodt, Inc. ("Mallinckrodt") to develop all of the chemistry, manufacturing and controls necessary to comply with the drug master file of the FDA, as well as supply the bulk active product for marketing. In exchange for these services, Mallinckrodt will receive exclusive rights as a supplier of the bulk active product to the Company in North America. For the year ended December 31, 1997, the contract price of the ingredient was fixed based on the number of liters ordered by the Company. In subsequent years, the cost per liter will be adjusted based on changes in the price of the components in the bulk active product.. Although Mallinckrodt believes it can increase the coca leaf importation quotas to supply the bulk active material as required, there is no assurance that sufficient importation quotes can be maintained, or that additional governmental regulations are not imposed on the Company or its suppliers, which may affect the Company's ability to market the product.

PROPOSED MARKETING PLANS

         The Company plans to market its products through strategic partners and/or distributors. WCCS has developed a business plan to accomplish the scope of its work and will assist the Company in implementing its overall business plan. In addition, WCCS will provide additional experienced management with the intent of assisting the Company in developing its product, Esterom(R), to be able to be used commercially. With the assistance of WCCS, the Company will develop a distribution plan and identify and propose strategic partners and/or distributors for the Company's product.

ROYALTY COMMITMENTS

        In 1993, the Company entered into a 30 year compensation agreement with the limited partners of I.B.C., a California limited partnership, who owned 64.28% of the limited partnership. The I.B.C. Limited Partnership participated in the early development of Esterom(R) and owned the patent rights to three patents and all intellectual property rights. Under the terms of the compensation agreement, the Company acquired all of the patent and intellectual property rights in exchange for certain compensation to the limited partners which is dependent upon the Company's receipt of a marketing partner's technological access fee and royalty payments. The partnership was subsequently dissolved. Compensation under the agreement includes a bonus payment of $96,420 to be paid at the time the Company is reimbursed by a drug company for past expenses paid for development of the drug, as well as 64.28% of a decreasing payment rate (3% to 1%) on cumulative annual royalties received by the Company. As of December 31, 1997, no liabilities have been accrued with respect to this agreement.

        In a separate agreement with a former I.B.C. limited partner, the Company has agreed to pay the partner 35.72% of a decreasing earned payment (3% to 1% on cumulative annual sales of products by the Company) until October 10, 2004. From October 10, 2004 until October 10, 2014, the Company will pay the partner 17.86% of the earned payment. In accordance with the agreement, the Company has agreed to pay the former limited partner the amount of $40,000 and a minimum earned payment of $3,572 per calendar quarter beginning on December 31, 1989. Such minimum earned payment is to be evidenced by a promissory note issued each quarter and payable when the Company is either reimbursed for expenses paid for the development of the medicine or from the first income received from the Company from net sales of the medicine. The quarterly payments are to be applied against the earned payment to be received by the limited partner. As of December 31, 1997, the total liability accrued with respect to this agreement aggregated $155,495. See FINANCIAL STATEMENTS - NOTE 6.

PATENTS

         Esterom(R) is protected by a U.S. Composition Patent granted December 27, 1994 which includes safeguarding the discovery of three new molecules. The Company's patents are as follows: Patent #5,559,123 granted September 24, 1996 with the Company as Assignee; Patent #5,525,613 granted June 11. 1996 with the Company as Assignee; and, Patent #5,376,667 granted December 27, 1994 with the Company as Assignee. In addition, Dr. Lowell M. Somers obtained the following initial patents which he subsequently assigned to the Company in September, 1992; #4,512,996 granted April 1985; Patent #4,469,700 granted September 1984;
and, Patent #4,556,663 granted December, 1985. Although the Company has obtained approval on Patent Application #5,556,663, the Patent has not yet been issued. The Company has estimated that an aggregate of approximately 17 years of patent protection remains.

         Drs. Wynn and Somers have assigned to the Company their respective rights to the U. S. Patents and for foreign countries. In December, 1993, an International Patent Application was filed under the Patent Cooperation Treaty in the U.S. Receiving Officer, whereby the Company's technology will be protected for a significant market worldwide.

EMPLOYEES

         As of December 31, 1997, the Company had no full time employees. As of the date hereof, the Company has two full time employees at its corporate headquarters in Indio, California. The Company has subcontracted with an individual for corporate financial services. In addition, the Company has subcontracted with WCCS for purposes of completing the testing requirements necessary for FDA approval for the Company's product, Esterom(R) for a term of 33 months. Officers of WCCS presently serve in the following positions in the
Company: Daniel L. Azarnoff, President; Lois Rezler, Vice President of Science and Regulatory Affairs; and, Roy S. Azarnoff, Chief Operating Officer. Drs. Azarnoff, Rezler and Azarnoff will not receive compensation in addition to the management fees paid to WCCS by the Company, for their services rendered to the Company as its officers. Daniel Azarnoff will serve as the Company's president until such time as the Company hires an experienced individual to serve as its President. Ms. Rezler and Roy Azarnoff shall serve in their respective capacities until the termination of the WCCS contract.

        The scientific, medical and chemical development of Esterom(R) to date has been done under contract with the Medical University of South Carolina, College of Medicine and the College of Pharmacy, Charleston, South Carolina. See MANAGEMENT.

PROPERTIES

         The Company leases 800 square feet of office space as its corporate headquarters in Indio, California from one of its principal stockholders, Thomas
T. Anderson, for a monthly rent of $1,040, for a two year term which expires February 1, 2000, which the Company believes is market or below market rate for comparable office space.

        The Company will seek additional office space in Woodland Hills, California in order to provide facilities for the WCCS office staff. The present market rate for office space in Woodland Hills, California ranges from $1.80 to $2.00 per square foot per month and the Company anticipates that it will require approximately 3,000 square feet of office space.

COMPETITION

        The pharmaceutical industry is characterized by intense competition and is subject to rapid and significant technological change. Rapid technological development may cause the products to become obsolete before the Company recoups all or any portion of the related expenses. The Company's competitors include major pharmaceutical companies, biotechnology firms and universities and other research institutions, both in the United States and abroad, which are actively engaged in research and development of products in the therapeutic areas being pursued by the Company. Most of the Company's competitors have substantially greater financial, technical, manufacturing, marketing and human resource capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience in testing new or improved therapeutic products and obtaining regulatory approvals of products. Accordingly, the Company's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiencies and marketing capabilities, areas in which it has little experience.

                                LEGAL PROCEEDINGS

        The Company is not a party to any legal proceedings which management believes to be material, and there are no such proceedings which are known to be contemplated.

                                   MANAGEMENT

        The following table sets forth the names and positions of the directors, executive officers and key employees of the Company:

      Name                      Age          Officer or Position           Director Since
      ----                      ---          -------------------           --------------
Higgins D. Bailey               68           Chairman of the Board         July, 1992

Daniel L. Azarnoff, M.D.        71           President and Director        January, 1998

Donald Hunter                   64           Secretary and Director        January, 1998

Dewey H. Crim                   61           Principal Accounting          February, 1998
                                             Officer, Treasurer and
                                             Director

Lois Rezler, Ph.D.              46           Vice President-Science
                                             and Regulatory Affairs

Roy S. Azarnoff, Ph.D.          67           Chief Operating Officer

Wellington A. Ewen              58           Chief Financial Officer

James E. Wynn, Ph.D.            56           Director                      February, 1998

         The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are elected and qualified.

         The following sets forth biographical information concerning the Company's directors and executive officers for at least the past five years.

         HIGGINS D. BAILEY has been an officer and director of the Company since July 1992 serving as its President and Chief Executive Officer and is currently the Chairman of the Board of the Company. From 1995 to 1996, Mr. Bailey was Interim President and Chief Executive Officer for the Pharmaceutical Educational and Development Foundation at the Medical University of South Carolina, Charleston, South Carolina, which formulates and manufactures pharmaceutical products. From 1991 to present, he was also business manager for Thomas T. Anderson Law Firm, Indio, California. Prior to 1991, Mr. Bailey owned and operated various travel and tour related companies which subsequently merged into larger organizations. In addition, Mr. Bailey was an educator for over 25 years. Mr. Bailey received a B.A. degree in biology from Eastern Washington
University, a M.S. degree in program planning and personnel and Ed.D. in administration and management from the University of California, Berkeley, California.

         DANIEL L. AZARNOFF, M.D., has been a director of the Company since February 1998 and was appointed President of the Company in April 1998. From 1988 to present, Dr. Azarnoff has served as President of D. L. Azarnoff Associates, a company engaged in consulting for various pharmaceutical and biotechnology companies including Sandoz, Orion Pharma, DeNovo, Inc., Cibus Pharmaceutical and Cellegy Pharmaceuticals, Inc. From 1978 to 1985, Dr. Azarnoff was Corporate Senior Vice President of G.D. Searle & Co., an international pharmaceutical company, and from 1978 through 1985 served as President of Searle Research and Development, a division of G. D. Searle & Co. Dr. Azarnoff was on the faculty of the University of Kansas Medical School ("KUMC") from 1962 through 1978 rising to the rank of KUMC Distinguished Professor of Medicine and Pharmacology. Dr. Azarnoff has also held faculty positions at Northwestern University Medical School, the University of Chicago Medical School, St. Louis University School of Medicine and was a Fulbright Scholar at the Karolinska Institute in Stockholm, Sweden. Dr. Azarnoff is a member of various medical and honorary societies including the Institute of Medicine of the National Academy of Sciences. He has lectured extensively within and outside the United States, and published numerous scientific articles and books on various aspects of clinical pharmacology. Dr. Azarnoff has served on various advisory committees, including the Endocrine and Metabolism and other Ad Hoc advisory committees of the Food and Drug Administration, World Heath Organization, American Medical Association, National Institutes of Health and National Research Council of the National Academy of Sciences. Dr. Azarnoff has served on the Science Advisory Board of various corporations which include Neurobolobical Technology, Inc., Gilead Science, Inc., Oread, Inc., Cibus Pharmaceutical and Sandoz Research Institute. Dr. Azarnoff has served or is serving as a director on the following privately held pharmaceutical drug and development companies: Oread, Inc., Cibus Pharmaceutical and DeNovo, Inc. Dr. Azarnoff serves as Vice President,

Medical/Regulatory Affairs for Cellegy Pharmaceutical, Inc. None of the above corporations are developing drugs similar to the Company's products. Dr. Azarnoff received a B.S. degree in biology and a M.S. degree in zoology from Rutgers University. Dr. Azarnoff received an M.D. degree from the University of Kansas Medical School.

         DONALD HUNTER has been a director and the Secretary of the Company since January 1998. Since 1994, Mr. Hunter has served as a consultant to Entergy Corporation as well as other industrial concerns dealing with mergers/acquisitions and other business matters. From 1991 to 1994, he was senior vice president of Entergy Corporation and was responsible for the merger activities with Gulf States Utilities. Prior to 1991, Mr. Hunter was president and chief operating officer of Louisiana Power & Light Company and executive vice president and chief operating officer of New Orleans Public Service, Inc. In addition, he has served on the board of directors of a number of companies and service companies. His prior business affiliations include positions as vice president for Yankee Atomic Electric, president and majority owner of Pioneer Steel Company, and various executive positions with Helix Technology Corporation. Mr. Hunter received a B.S. degree in chemical engineering from Purdue University and a M.S. in nuclear engineering from Iowa State University

         DEWEY H. CRIM has been a director and the Treasurer of the Company since January 1998. Mr. Crim currently serves as President and Chief Executive Officer of the Links Foundation, Inc. From 1995 to 1997, he served as Executive Vice President of the Inspirational Network, a national cable television company. From 1980 to 1995, Mr. Crim was employed with BellSouth Corporation, a national telecommunications company, where he served as President of two subsidiaries: TechSouth, Inc., and BellSouth Media Technology, Inc. Mr. Crim later served as a senior business development strategist on the BellSouth Corporate staff. In addition, his responsibilities included negotiating an alliance between Walt Disney Company and three regional telephone companies which subsequently became Americast Corporation. Mr. Crim was also founder and President of Central Computer Services, Inc., a computer service company which provided support services to more than 50 banks. Mr. Crim began his career at Electronic Data Systems Corp. in Dallas, Texas. Mr. Crim serves as a director on the following privately held companies: Telecom Wireless Solutions, Inc., a wireless telecommunications company, and Eastside Bank, a federal savings bank. Mr. Crim received a B.S. degree in business and accounting from the University of Alabama.

         LOIS REZLER, Ph.D. became Vice President of Science and Regulatory Affairs of the Company in April, 1998. For more than ten years, Dr. Rezler has been engaged in consulting for various pharmaceutical and biotechnology corporations including Smith Kline, Smith & Nephew, Cheesborough Ponds, CIBA, Merck Sharpe Dome, Baxter Travenol and others. Since January 1996, Dr. Rezler has acted as a regulatory consultant for Western Center for Clinical Studies. On behalf of her various clients, Dr. Rezler's duties and responsibilities have included working at bench level to assist in drug design and development, preparing and submitting grant applications to various government agencies, consulting in all aspects of preparing IND and NDA submissions to the FDA, including biologics devices, new drugs, priority drugs and orphan drugs. Dr. Rezler's duties also include responsibility for developing time lines and budgets for the project. Dr. Rezler received her Ph.D. in Public Health from Edinburgh University.

         ROY S. AZARNOFF, Ph.D. became Chief Operating Officer of the Company in April, 1998. Dr. Azarnoff currently serves as the chief operating officer for Western Center for Clinical Studies (since 1995), a consulting firm that provides research support assistance to community hospitals and medical groups for clinical trials with pharmaceutical, biotechnology, diagnostic and medical device companies, and as Chief Executive Officer of Medical Research Consultant Associates Inc. (since 1989), a consulting firm that provides research support assistance to community hospitals, research institutes and drug and medical device companies. From 1986 to 1989, Dr. Azarnoff served as director of the Office of Research and Sponsored Projects at California State University, and from 1977-79 and 1981-83, served as administrator for Technical Assistance Projects at California State University Foundation. Dr. Azarnoff was chief executive officer for Eldercare Management Group from 1984 to 1986. Dr. Azarnoff developed and then directed the fourth largest area agency on aging in the United States as the director for the Office for the Aging for the City of Los Angeles from 1972 to 1977. In addition, Dr. Azarnoff has authored numerous articles and served as assistant professor at Boston University from 1957 to 1966. Dr. Azarnoff received his B.A. from New York University, M.A. from State University of Iowa and his Ph.D. in Public Health from University of Missouri.

         WELLINGTON A. EWEN has been the Company's Chief Financial Officer since April, 1998 and has served as a consultant to the Company since March, 1998. From 1988 to the present, Mr. Ewen is the owner and manager of Wellington A. Ewen & Associates, a business consulting firm in Malibu, California. He has acted as a financial and accounting officer for various businesses during that time. Prior to that, Mr. Ewen served as senior manager at the public accounting firms of Coopers & Lybrand, Los Angeles, California and Arthur Andersen & Co., New York, New York. Mr. Ewen is a C.P.A. in the States of New York and California and has MBA and BS degrees from Cornell University.

         JAMES E. WYNN, Ph.D. has been a director of the Company since February 1998. Dr. Wynn has served as Professor and Assistant Dean for Research at the Medical University of South Carolina. His responsibilities include faculty development and research funding plans for the college which are currently being implemented. From 1969 to 1982 Dr. Wynn was a faculty member at the University of South Carolina College where he rose to the rank of Professor of Medicinal Chemistry. In 1982 he assumed the position of Professor and Chairman of the Department of Pharmaceutical Sciences, College of Pharmacy, Medical University of South Carolina. In this position Dr. Wynn implemented a new Ph.D. program and developed a viable research program in pharmaceutical sciences. He established and operated South Carolina's only Drug Bioequivalence Evaluation Program, serving as the principal investigator on 25 drug bioavailability/clinical evaluation trials. Dr. Wynn led the development of the Pharmaceutical Development Center (PDC), a contract GMP facility for the formulation and manufacture of clinical supplies for the pharmaceutical industry. Dr. Wynn, as the Company's scientific advisor, co-authored the patents, supervised the final process for laboratory manufacturing of Esterom(R), and the analytical work to identify three newly discovered molecules. Since 1984, Dr. Wynn has served as co-principal investigator for Entropin's Phase I and Phase II clinical studies. Dr. Wynn has authored numerous articles which have appeared in scholarly and professional publications. Recognized as an outstanding educator in pharmacy,

Dr. Wynn received 45 teaching awards over the past 20 years, including recognition as the 1995 South Carolina "Governor's Professor of the Year". Dr. Wynn received his B.S. degree in pharmacy and his Ph.D. in medicinal chemistry with a minor in analytical chemistry from the Medical College of Virginia, Virginia Commonwealth University, Richmond, Virginia.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no compensation for serving on the Board of Directors other than the reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company has not entered into any employment agreements or other understandings with its directors or executive officers concerning compensation.

         Daniel L. Azarnoff, M.D., the Company's president and director, and Roy
S. Azarnoff, Ph.D., the Company's chief operating officer, are brothers.

         Currently, the Company does not have an Audit Committee or Scientific Advisory Committee. However, the Board of Directors of the Company anticipates appointing independent directors to serve on an Audit Committee within the near future. In addition, the Company has identified members of the scientific and medical community and anticipates the formation of a Scientific Advisory Committee to advise and consult with the Board of Directors within the near future.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         During the year ended December 31, 1997, no executive of the Company received in excess of $100,000 in salary and/or bonuses. Drs. Azarnoff, Rezler and Azarnoff will not receive compensation in addition to the management fees paid to WCCS by the Company, for their services rendered to the Company as its officers.

STOCK OPTION PLAN

          In July 1988, the Company adopted a Stock Option Plan (the "Option Plan") which provides for the issuance of stock bonuses or stock options to purchase up to 16,666 shares of Common Stock, adjusted to reflect the subsequent recapitalization of the Company, to employees, officers, directors and consultants of the Company. The purposes of the Plan are to encourage stock ownership by employees, officers, directors and consultants of the Company so that they may acquire or increase their proprietary interest in the Company, to
(i) reward employees, officers, directors and consultants for past services to the Company and (ii) encourage such persons to become employed by or remain in the employ of or otherwise continue their association with the Company and to put forth maximum efforts for the success of the business of the Company.

         The Plan is currently administered by a Committee consisting of the Board of Directors and may be administered by a Compensation Committee, if appointed. At its discretion, the Committee may determine the persons to whom Options may be granted and the terms thereof. As noted above, the Committee may issue options to members of the Board.

         The terms of any Options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. In addition, the Committee may interpret the Plan and may adopt, amend and rescind rules and regulations for the administration of the Plan.

         Options may be granted as incentive stock options ("Incentive Options") intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options ("Non-Qualified Options") which are not intended to so qualify. Only employees of the Company are eligible to receive Incentive Options. The period during which Options may be exercised may not exceed ten years. The exercise price for Incentive Options may not be less than 100% of the fair market value of the Common Stock on the date of grant; except that the exercise price for Incentive Options granted to persons owning more than 10% of the total combined voting power of the Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant and may not be exercisable for more than five years. The exercise price for Non-Qualified Options may not be less than 80% of the fair market value of the Common Stock on the date of grant. The Plan defines "fair market value" as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the NASDAQ NMS or, if the quotation for the last sale reported is not available for the Company's Common Stock, the average of the closing bid and asked prices of the Company's Common Stock as reported by NASDAQ or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are unavailable, the value determined by the Committee in accordance with its discretion in making a bona fide, good faith determination of fair market value.

         The Plan contains provisions for proportionate adjustment of the number of shares issuable upon the exercise of outstanding Options and the exercise price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

         In the event of the proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, merger or consolidation of the Company with another company in which the Company is not the survivor, or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group for more than 50% of the then outstanding voting securities of the Company, the Committee may provide that the holder of each Option then exercisable will have the right to exercise such Option (at its then current Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer, by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer; or in the alternative the Committee may provide that each Option granted under the Plan will terminate as of a date fixed by the Committee; provided, however, that not less than 30 days written notice of the date so fixed will be given to each recipient, who will have the right, during the period of 30 days preceding such termination, to exercise the Option to the extent then exercisable. To the extent that Section 422(d) of the Code would not permit this provision to apply to any outstanding Incentive Options, such Incentive Options will immediately upon the occurrence of the dissolution or liquidation, etc., be treated for all purposes of the Plan as Non-Qualified Options and shall be immediately exercisable as such.

         Except as otherwise provided under the Plan, an Option may not be exercised unless the recipient then is an employee, officer or director of or consultant to the Company or a subsidiary of or parent to the Company, and unless the recipient has remained continuously as an employee, officer or director of or consultant to the Company since the date of grant of the Option.

         If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company (other than by reason of death, disability or retirement), other than for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate three months after the date the recipient ceased to be an employee, officer or director of, or consultant to, the Company.

         If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company by reason of termination for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate thirty days after the date the recipient ceases to be an employee, officer or director of, or consultant to, the Company.

         If a recipient dies while an employee, officer or director of or a consultant to the Company, or if the recipient's employment, officer or director status or consulting relationship, shall terminate by reason of disability or retirement, all Options theretofore granted to such recipient, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised by the recipient or by the recipient's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or disability of the recipient, at any time within one year after the date of death, disability or retirement of the recipient; provided, however, that in the case of Incentive Options such one-year period will be limited to three months in the case of retirement.

         Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the recipient, only by the recipient and thereafter only by his legal representative.

         The Committee may suspend, terminate, modify or amend the Plan, but without shareholder approval the Board may not materially increase the number of shares as to which Options may be granted, change the eligibility requirements for persons entitled to participate in the Plan or materially increase the benefits to be received by any participant under the Plan. The Board may not adversely affect any Option previously granted without the consent of the participant. Unless sooner terminated, the Plan will expire on July 2, 1998.

OPTION GRANTS

         Currently, the Company has issued no options pursuant to the Company's Stock Option Plan.

STOCK COMPENSATION PLAN

         In July 1988, the Company adopted a Stock Bonus Plan ("Stock Bonus Plan"), to support and increase the Company's ability to attract, retain and compensate persons of experience and ability and whose services are considered valuable.

         A maximum of 16,666 shares of the Company's common stock, adjusted to reflect the subsequent recapitalization of the Company, are issuable under the terms of the Stock Bonus Plan. The Stock Bonus Plan provides for compensation through the award of Common Stock in payment for services rendered or in recognition of past services of performances rendered to the Company or as a bonus. Shares subject to a stock award are valued at not less than 100% of their fair market value on the date the award is granted, whether or not they are subject to restrictions.

         The Stock Bonus Plan is administered by the Compensation Committee appointed by the Board or, in the absence of a designated and qualified Committee, the entire Board must serve as the Committee. Stock Bonus Plan participants may be selected by the Board from: (i) key employees of the Company; (ii) officers and directors of the Company; (iii) consultants or advisors to the Company; and a (iv) lawyer, law firm, accountant or accounting firm, or other professionals or professional firms engaged by the Company. The Committee has broad discretion to determine the number of shares which may be granted to participants. The award of Common Stock will be granted on such terms and conditions as the Board determines. The Committee also may interpret the Stock Bonus Plan and is empowered to make all other determinations deemed necessary or advisable for the administration of the Stock Bonus Plan. The Board may suspend, terminate, modify or amend the Stock Bonus Plan.

         Under the present provisions of the Internal Revenue Code ("Code") and regulations thereunder, the recipient of an award of common stock will recognize ordinary income upon award of the stock, in an amount equal to the fair market value of the shares on the date of the award, and the Company will be entitled to a deduction (as a compensation expense) in the same amount in the year the shares are awarded. The recipient's tax basis for the Common Stock issued under a stock award will generally be equal to the fair market value of the shares on the date of award. Upon disposition of those shares, the recipient will realize a capital gain (or loss) equal to the difference between the tax basis and the amount realized upon disposition. Any subsequent resale of these shares will not result in any further tax consequences to the Company. The Stock Bonus Plan is not qualified under Section 401(a) of the Code.

         Stock awards granted under the Stock Bonus Plan confer no right upon any participant with respect to continuation of employment and do not interfere with the employee's or the Company's right to terminate employment at any time.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

         The Company's Amended Articles of Incorporation limit the liability of directors to shareholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Articles of Incorporation and Bylaws provide for the indemnification of directors and officers of the Company to the maximum extent permitted by law, including Section 7-109-102 of the Colorado Business Corporation Act, against all liability and expense (including attorneys' fees) incurred by reason of the fact that the officer or director served in such capacity for the Company, or in a certain capacity for another entity at the request of the Company. Section 7- 109-102 of the Colorado Business Corporation Act provides generally for indemnification of directors against liability incurred as a result of actions, suits or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

         On January 29, 1998, the Company obtained Directors and Officers indemnity liability insurance coverage, including securities coverages, in the amount of $3,000,000 which indemnifies the Company against claims, as well as provides coverage against any claims against the officers and directors of the Company which (i) the Company is not legally permitted or required to pay or
(ii) when the Company is legally required or permitted to pay such loss as indemnity to the Directors and Officers but cannot in fact pay such loss due solely to the financial insolvency of the Company.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being or may be sought, and the Company is not aware of any other pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         On January 15, 1998, the Company effected a reverse stock split of 1 share for each 300 shares of its Common Stock issued and outstanding. Pursuant to the terms of the Merger Agreement, the Company issued shares of its Common Stock and Series A Preferred Stock to the shareholders of Old Entropin as of January 15, 1998 on the basis of one share of the Company's Common Stock and Series A Preferred Stock for each one share of Old Entropin common stock and Series A preferred stock issued and outstanding which resulted in a change in control of the beneficial ownership of the Company.

         The following table sets forth, as of the date hereof, the ownership of the Company's Common Stock and Series A Preferred Stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock and/or Series A Preferred Stock. Not included are up to 450,000 options to be issued to WCCS, certain officers of which also serve as officers of the Company. See INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.

                                                 Common Stock                     Series A Preferred Stock
                                                 ------------                     ------------------------
                                       Amount and                               Amount and
                                       Nature of                                Nature of
Name and Address                       Beneficial            Percent            Beneficial         Percent
 of Shareholder                       Ownership(1)           of Class          Ownership(1)        of Class
----------------                      ------------           --------          ---------           --------
Higgins D. Bailey                    1,404,093 (2)             23.4%           178,000              5.6%
45926 Oasis Street
Indio, CA 92201

Thomas T. Anderson                   1,404,093 (3)             23.4%           710,041(4)          22.1%
45926 Oasis Street
Indio, CA 92201

Milton D. McKenzie                   1,650,417 (5)             27.5%                -0-            -0-
45926 Oasis Street
Indio, CA 92201

Caroline T. Somers                   1,005,793                 16.8%           822,446(6)          25.6%
233 Paulin, No. 8512
Calexco, CA 92231

Lowell M. Somers                     1,005,793 (7)             16.8%           822,446             25.6%
233 Paulin, No. 8512
Calexco, CA 92231

                                                 Common Stock                     Series A Preferred Stock
                                                 ------------                     ------------------------
                                       Amount and                               Amount and
                                       Nature of                                Nature of
Name and Address                       Beneficial            Percent            Beneficial         Percent
 of Shareholder                       Ownership(1)           of Class          Ownership(1)        of Class
----------------                      ------------           --------          ---------           --------
James E. Wynn                          518,085                  8.6%         1,500,000             46.7%
306 Ayers Circle
Summerville, SC 29485

Donald Hunter                          150,000 (8)              2.5%                -0-            -0-
598 Kinzie Island Court
Sanibel, FL 33957

Dewey H. Crim                           20,000 (9)              0.3%                -0-            -0-
242 Southern Hills Drive
Duluth, GA 30039

Daniel L. Azarnoff, MD                      -0-                -0-                  -0-            -0-
433 Airport Blvd., Suite 419
Burlingame, CA 94010-2014

Wellington A. Ewen                          -0-                -0-                  -0-            -0-
45926 Oasis Street
Indio, CA 92201

Lois Rezler                                 -0-                -0-                  -0-            -0-
433 Airport Blvd., Suite 419
Burlingame, CA 94010-2014

Roy Azarnoff                                -0-                -0-                  -0-            -0-
433 Airport Blvd., Suite 419
Burlingame, CA 94010-2014

All Directors and Executive          2,092,178                34.5%          1,678,000            52.3%
Officers as a group (8 persons)

----------------
(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2)      Owned in joint tenancy  with  Shirley A. Bailey,  the spouse of Higgins
         D. Bailey.
(3) Held of record by Higgins D. Bailey as security for a loan made by Mr. Bailey to Mr. Anderson. Milton D. McKenzie has sole voting power with respect to these shares.
(4) Held of record by David M. Chapman and Samuel F. Trussell as security for deferred compensation owed to Messrs. Chapman and Trussell by Mr. Anderson.
(5) Including 1,404,093 shares held in the name of Higgins D. Bailey, as pledgee in connection with a loan made by Higgins D. Bailey to Thomas
         T. Anderson  which  is collateralized by the shares, and over which Mr.

          McKenzie has sole voting power as a result of an irrevocable proxy granted to Mr. McKenzie by Mr. Anderson in connection with a loan made by Mr. McKenzie to Mr. Anderson which is collateralized by the same shares. In addition, includes 143,490 Shares held of record by CapMac Eighty-two, a limited partnership of which Mr. McKenzie is a general partner.
(6) Includes 822,446 shares of Series A Preferred Stock owned by Lowell M. Somers, the spouse of Caroline T. Somers.
(7) Includes 1,005,793 shares of Common Stock owned by Caroline T. Somers, the spouse of Lowell M. Somers.
(8) Of these shares, 10,000 shares are held in the name of Deloras Decker Hunter, Trustee of the Deloras Decker Hunter Generation Skipping Trust. Deloras Decker Hunter is the spouse of Mr. Hunter and Mr. Hunter is deemed to have voting control over these 10,000 shares. In addition, these shares include 60,000 shares underlying an option assigned to Mr. Hunter in January, 1998. (9) These shares are owned in joint tenancy with Virginia Crim, the spouse of Dewey H. Crim.


           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         During 1997, the Company received advances from a stockholder totaling $15,000. The advances did not bear interest and were payable upon demand. In addition, during 1996 and 1997, the Company was advanced an aggregate of $83,873 by a stockholder from the stockholder's personal line of credit. In January 1998, the above referenced debts were paid in full, along with interest charges incurred by the stockholder resulting from the advances.

         The  Company  had  accrued  the  following   long-term   debt  owed  to
stockholders at December 31, 1996 and 1997:

                                                                        1996            1997
                                                                        ----            ----
8% Note payable - Stockholder,  issued for cash advances,
principal plus accrued interest due December 31, 2000,
unsecured                                                            $  631,678     $  631,678

8% Note payable - Stockholder, issued for cash advances,
principal plus accrued interest due December 31, 2000,
unsecured                                                               178,000        178,000

8% Note payable - Stockholder, issued for past services,
principal plus accrued interest due December 31, 2000,
unsecured                                                               731,678        731,678

Accrued interest payable                                                 60,341        169,131
                                                                     ----------     ----------
                                                                     $1,601,697     $1,710,487
                                                                     ==========     ==========

         On January 15, 1998, the Company converted all above noted long-term debt plus accrued interest to 1,710,487 shares of the Company's redeemable 8% non-voting, non-cumulative Series A Preferred Stock at $1 per share, for a total of $1,710,487.

         During November 1997, the Company began negotiating with James E. Wynn regarding compensation for research and development services provided since the inception of the Company. In exchange for these past services, the Company agreed to issue an 8% note payable to the individual in the principal amount of $1,500,000 maturing December 31, 2000. Subsequent to year end, the Company converted this obligation to 1,500,000 shares of its non-voting, non-cumulative redeemable Series A preferred stock, at $1.00 per share. In December, 1997, certain shareholders of the Company contributed a portion of their common stock to Dr. Wynn as partial settlement for research and development services (259,042 shares valued at $518,000, approximately $2.00 per share). The expense and related capital contributions were reflected at December 31, 1997. Dr. Wynn was subsequently appointed a Director to the Company's Board in February, 1998.

         In January 1998, the Company entered into an agreement with James E. Wynn, a director of the Company, whereby the Company granted Dr. Wynn a non-exclusive right to develop new products that contain the same active ingredients as Esterom(R), but are formulated differently. All rights to the improved products will remain the exclusive property of the Company and Dr. Wynn will receive two (2%) percent royalties on the net sales of all new improved products. The expiration date of this agreement is January 1, 2003.

         In February 1998, the Company entered into a lease arrangement with one of its principal shareholders, Thomas T. Anderson. The lease encompasses 800 square feet of office space at a monthly rate of $1,040.

         On February 16, 1998, the Company's Board of Directors approved a contract between the Company and Dr. Wynn, whereby Dr. Wynn will manufacture a duplicate sample of the Phase II clinical material necessary for quality control of the clinical supply manufactured in the Mallinckrodt laboratories.

         On April 18, 1998, the Company entered into an agreement with Western Center for Clinical Studies ("WCCS") whereby WCCS agreed to assist the Company in completing the Phase III study and NDA Phase for FDA approval of the Company's product, Esterom(R), in exchange for $880,400 and options to purchase an aggregate of 450,000 shares of the Company's common stock at $1.50 per share over a five (5) year period. Officers of WCCS presently serve in the following positions in the Company: Daniel L. Azarnoff, President; Lois Rezler, Vice
President  of Science  and  Regulatory  Affairs;  and,  Roy S.  Azarnoff,  Chief
Operating Officer. Dr. Daniel L. Azarnoff has served as a director on the Company's Board of Directors since January, 1998.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. There are 6,000,051 shares presently outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common shareholders.

PREFERRED STOCK

         The Company is authorized to issue up to a total of 10,000,000 shares of preferred stock, $.001 par value, with the shares to be issued in series by the Board of Directors. The Company's Board of Directors has designated 3,210,487 shares of preferred stock as Series A Preferred Stock, of which all were issued. There are five (5) holders of record of the Company's Series A Preferred Stock. The remaining shares of preferred stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Company's board of directors may determine without approval of its shareholders. Series A Preferred Stock is designated as redeemable eight (8%) percent non-cumulative non-voting preferred stock with $.001 par value. The Series A Preferred Stock is redeemable only from 20% to 50% of annual "Earnings", but not to exceed "Net Cash Flow from Operating Activities" as those terms are defined under GAAP. The Series A Preferred Stock will automatically expire on January 16, 2005 if not fully redeemed within that time period.

          The rights, preferences and limitations of separate series of serial preferred stock may differ with respect to such matters as may be determined by the Company's Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of the Board to issue preferred stock could also be used by it as a means for resisting a change of control of the Company and can therefore be considered an "anti-takeover" device.

OPTION/WARRANTS

         The Company has issued options to purchase an aggregate of 180,001 shares of the Company's common stock to certain individuals at an exercise price of $2.80 per share for a period of five (5) years ending October 28, 2003.

DIVIDEND POLICY

         Dividends are payable on Common Stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends to date and it does not anticipate payment of cash dividends in the foreseeable future.

STOCK TRANSFER AGENT

         The Company has designated Corporate Securities Transfer, Inc., Denver, Colorado as its transfer agent for the Common Stock.

                            SELLING SECURITY HOLDERS

         This Prospectus covers the proposed sale of 5,880,002 shares of Common Stock which includes 300,000 shares which the Company has agreed to register on behalf of purchasers in Old Entropin's Private Placement completed in December 1997 and 180,001 shares underlying options granted to certain Selling Security Holders.

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders. The Company will receive cash proceeds from the exercise, if any, of outstanding options of up to $504,000 in cash.

         The following table sets forth certain information concerning the beneficial ownership of Common Stock and Preferred Stock by each Selling Security Holder as of April 24, 1998. No shares of Series A Preferred Stock are being registered hereby.

                                                                   Shares of Common Stock
                                                                    Owned After Offering
                                Shares          Shares of          -----------------------                    Shares of
                               of Common         Common                                        Shares of      Series A
                              Stock Owned        Stock                                         Series A       Preferred
                               Prior to          Offered                                       Preferred     Stock After
     Name                    Offering (1)       Hereby (2)        Number        Percentage       Stock        Offering
     ----                    ------------       --------          ------        ----------     ----------    -----------
Caroline T Somers             1,005,793         1,005,793           -0-             -0-             -0-            -0-

Higgins D. Bailey *&
Shirley A. Bailey             1,404,093         1,404,093           -0-             -0-         178,000(3)     178,000(3)

Chandler G. Brown               257,085           257,085           -0-             -0-             -0-            -0-

CapMac Eighty-Two
Limited Partnership             143,490           143,490           -0-             -0-             -0-            -0-

Milton D. McKenzie,
Trustee of the Milton
D. McKenzie
Revocable Trust               1,650,417(4)      1,650,417(4)        -0-             -0-             -0-            -0-

James E. Wynn*                  518,085           518,085           -0-             -0-       1,500,000      1,500,000

CKC Partners                     78,300            78,300           -0-             -0-             -0-            -0-

Danny & Nancy Yu                 10,000            10,000           -0-             -0-             -0-            -0-

                                                                   Shares of Common Stock
                                                                    Owned After Offering
                                Shares          Shares of          -----------------------                    Shares of
                               of Common         Common                                        Shares of      Series A
                              Stock Owned        Stock                                         Series A       Preferred
                               Prior to          Offered                                       Preferred     Stock After
     Name                    Offering (1)       Hereby (2)        Number        Percentage       Stock        Offering
     ----                    ------------       --------          ------        ----------     ----------    -----------
Brent & Marlene
Jackson                          50,000            50,000           -0-             -0-             -0-            -0-

William L. Currin                10,000            10,000           -0-             -0-             -0-            -0-

Jacquelyn D.
Anderson Baker                    5,454             5,454           -0-             -0-             -0-            -0-

Interstate Johnson

Lane Corporation                 10,000            10,000           -0-             -0-             -0-            -0-

Dennis K. Metzler                 5,000             5,000           -0-             -0-             -0-            -0-

Jerry L. and Nancy
Sands                             1,000             1,000           -0-             -0-             -0-            -0-

The Macy Family
Trust                            10,000            10,000           -0-             -0-             -0-            -0-

Dewey H.*  &
Virginia Crim                    20,000            20,000           -0-             -0-             -0-            -0-

James W. Toot                     7,500             7,500           -0-             -0-             -0-            -0-

Gladys F. Decker &
Deloras D. Hunter,
Trustees of the Gladys
F. Decker Trust No. 1            20,000            20,000           -0-             -0-             -0-            -0-

Donald Hunter*                  140,000(5)        140,000(5)        -0-             -0-             -0-            -0-

Deloras Decker
Hunter, Trustee of the
Deloras Decker
Hunter Generation
Skipping Trust                   10,000            10,000           -0-             -0-             -0-            -0-

Suzanne Oliphant                 10,000            10,000           -0-             -0-             -0-            -0-

Albert W. White                  10,000            10,000           -0-             -0-             -0-            -0-

Stephen H. West                  20,000            20,000           -0-             -0-             -0-            -0-

C. Richard Harrison              10,000            10,000           -0-             -0-             -0-            -0-

Jeanette Y. Mihaly               20,000            20,000           -0-             -0-             -0-            -0-

Joy Ann Svenson                  10,000            10,000           -0-             -0-             -0-            -0-

                                                                   Shares of Common Stock
                                                                    Owned After Offering
                                Shares          Shares of          -----------------------                    Shares of
                               of Common         Common                                        Shares of      Series A
                              Stock Owned        Stock                                         Series A       Preferred
                               Prior to          Offered                                       Preferred     Stock After
     Name                    Offering (1)       Hereby (2)        Number        Percentage       Stock        Offering
     ----                    ------------       --------          ------        ----------     ----------    -----------
Richard L. Monfort              180,000           180,000           -0-             -0-             -0-            -0-

David T. Treadwell               10,000            10,000           -0-             -0-             -0-            -0-

David Bressler                    5,000             5,000           -0-             -0-             -0-            -0-

Gerald Olesh                     10,000            10,000           -0-             -0-             -0-            -0-

Arthur Kassoff                   10,000            10,000           -0-             -0-             -0-            -0-

Armond A. Azharian                5,000             5,000           -0-             -0-             -0-            -0-

The Underwood
Family Partners                 120,002(6)        120,002(6)        -0-             -0-             -0-            -0-

Steven C. & Lynn T.
Quoy                            120,000(7)        120,000(7)        -0-             -0-             -0-            -0-

Thomas T. Anderson
Trust                         1,404,093(8)      1,404,093(8)        -0-             -0-         710,041(9)     710,041(9)

Gross Ventures, Inc.                                                -0-             -0-             -0-            -0-
Profit Sharing Trust             20,000            20,000

B. A. Bates                      20,000            20,000           -0-             -0-             -0-            -0-

David M. Chapman                 10,000            10,000           -0-             -0-             -0-            -0-

Samuel Trussell                  10,000            10,000           -0-             -0-             -0-            -0-

Xavier Equihua                    1,000             1,000           -0-             -0-             -0-            -0-

Samantha Landy IRA                7,272             7,272           -0-             -0-             -0-            -0-

Karen Campbell,
Custodian for Lauren
and Abigail Campbell              2,000             2,000           -0-             -0-             -0-            -0-

Watson Corporation                4,000             4,000           -0-             -0-             -0-            -0-

Watson Development
Corporation                       1,000             1,000           -0-             -0-             -0-            -0-

Kenneth P. Carter,
Custodian for Taylor
and Sydney Carter                 2,000             2,000           -0-             -0-             -0-            -0-

Douglas F.and Dena
K. Carter                        12,000(10)        12,000(10)       -0-             -0-             -0-            -0-

                                                                   Shares of Common Stock
                                                                    Owned After Offering
                                Shares          Shares of          -----------------------                    Shares of
                               of Common         Common                                        Shares of      Series A
                              Stock Owned        Stock                                         Series A       Preferred
                               Prior to          Offered                                       Preferred     Stock After
     Name                    Offering (1)       Hereby (2)        Number        Percentage       Stock        Offering
     ----                    ------------       --------          ------        ----------     ----------    -----------
Michael A. Oliver                 3,000             3,000           -0-             -0-             -0-            -0-

A. Thomas
Tenenbaum**                      39,500            20,000          19,500           -0-             -0-            -0-

David Callaham                   10,000            10,000           -0-             -0-             -0-            -0-

Max Gould                        44,545            44,545           -0-             -0-             -0-            -0-

John R. Bridges, Jr.             10,000            10,000           -0-             -0-             -0-            -0-

--------------

*         Denotes a director and/or officer-employee of the Company.
** Denotes a person previously employed by, or a director of, the Company during the past three years.
(1) Beneficial ownership is calculated in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person of the class, but not deemed outstanding for the purposes of calculating the percentage owned of the class by any other person.
(2) The number of Shares offered hereby consists of outstanding Shares held and offered for the account of the Selling Shareholders.
(3)       The Preferred Shares are held of record by Higgins D. Bailey.
(4) Including 1,404,093 shares held in the name of Higgins D. Bailey, as pledgee in connection with a loan made by Higgins D. Bailey to Thomas
          T. Anderson which is collateralized by the shares, and over which Mr. McKenzie has sole voting power as a result of an irrevocable proxy granted to Mr. KcKenzie by Mr. Anderson in connection with a loan made by Mr. McKenzie to Mr. Anderson which is collateralized by the same shares. In addition, includes 143,490 Shares held of record by CapMac Eighty-two, a limited partnership of which Mr. McKenzie is a general partner.
(5) Includes 20,000 Shares held of record by the Donald Hunter Residuary Marital Trust as to which Mr. Hunter has beneficial ownership as trustee. In addition, the Shares include options to purchase 60,000 Shares Does not include Shares held by record by spouse.
(6)       Includes 60,001 Shares underlying options
(7)       Includes 60,000 Shares underlying options
(8) Held of record by Higgins D. Bailey as security for a loan made by Mr. Bailey to Mr. Anderson. Milton D. McKenzie has sole voting power with respect to these shares.
(9) Held of record by David M. Chapman and Samuel F. Trussell as security for deferred compensation owed to Messrs. Chapman and Trussell by Mr. Anderson.
(10) Includes 4,000 Shares held of record by Douglas F. Carter, Custodian for MacKenzie L. Carter as to which Mr. Carter has beneficial ownership as custodian.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

         The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders acquired from the Company in connection with a merger by the Company and Entropin, Inc, a California corporation effective January 15, 1998 ("the Merger Agreement"). In connection with the Merger Agreement, the Selling Shareholders were granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sales of the Shares for a period of at least nine months from the date of this Prospectus or until the Shares have been sold, whichever first occurs. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

         The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or, (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "1933 Act") and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

         If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and, (v) other facts material to the transaction.

         Sales of Shares in the over-the-counter market may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

         The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital.

                                  LEGAL MATTERS

         Legal matters in connection with the Shares being offered hereby have been passed on for the Company by the law firm of Brenman Bromberg & Tenenbaum, P.C., Denver, Colorado. Members of the firm of Brenman Bromberg & Tenenbaum, P.C. own 52,000 shares of the Company's Common Stock.

                                     EXPERTS

          The statements of operations data for the years ended December 31, 1997 and 1996, and for the period from August 27, 1984 (inception) to December 31, 1997, included in this Prospectus and Registration Statement have been audited by Causey Demgen & Moore Inc., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company presently has outstanding 6,000,051 shares of Common Stock.

         All of the Shares registered hereunder can be resold pursuant to this Prospectus. In the event the Shares are not sold under this Prospectus, the Shares remain "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of payment therefor to the Company or acquisition thereof from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under Rule 144.

         Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the shares of Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. See RISK FACTORS.

                             ADDITIONAL INFORMATION

         The Company has filed a Registration Statement under the Securities Act of 1933, as amended with respect to the securities offered hereby with the United States Securities and Exchange Commission ("SEC"), 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules therein, which may be examined at the SEC's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge, or copies of which may be obtained from the SEC upon request and payment of the prescribed fee. Statements made in this Prospectus as to the contents of any contract, agreement or document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. The Company is a reporting company under the Securities Exchange Act of 1934, as amended, and in accordance therewith in the future will file reports and other information with the SEC. All of such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at the address set forth above in Washington, D.C. and at regional offices of the SEC located at 500 West

Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited interim reports and such other reports as the Company may determine necessary. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.secgov.

                                    GLOSSARY

"ESTEROM(R)" means the product employed in Entropin's Phase II studies which contains benzoylecgonine, ecgonine, ecgonidine and their 2-hydroxypropyl esters.

"ESTEROM   RELATED   COMPOUNDS"   means  the   compounds  of  formulas  and  the
pharmaceutical compositions containing those compounds, or mixtures thereof, identified and/or claimed under Entropin's Licensed Patents.

"DEA" means the Drug Enforcement Administration.

"FDA" means the United States Food and Drug Administration.

"IND" means an Investigational New Drug application filed with the FDA.

"NDA" means a New Drug Application filed with the FDA.

"RANGE OF MOTION" for a shoulder may be defined as the number of degrees to which the patient may move the arm from the side in a forward, backward or upward direction.

"GMP" means Good Manufacturing Practices which are regulations enforced by the FDA through its facilities inspection program.

                         INDEX TO FINANCIAL STATEMENTS

                                 ENTROPIN, INC.

                                                                          Page
                                                                          ----

Report of Causey Demgen & Moore Inc. Independent
  Certified Public Accountants..........................................  F-2

Balance Sheet - December 31, 1996 and 1997..............................  F-3

Statements of Operations - For Years Ended
  December 31, 1996 and 1997, and for the Period from
  August 27, 1984 (Inception) to December 31, 1997......................  F-4

Statement of Changes in Stockholders' Equity (Deficit)
  For the Period from August 27, 1984 (Inception) to
  December 31, 1997.....................................................  F-5

Statement of Cash Flows For Years Ended December 31, 1996
  and 1997, and for the Period from August 27, 1984 (Inception)
  to December 31, 1997..................................................  F-6

Notes to Financial Statements - December 31, 1996 and 1997..............  F-8

Unaudited Pro Forma Information.........................................  F-17

Unaudited Pro Forma Combined Balance Sheet - December 31, 1997..........  F-18

Unaudited Pro Forma combined Statement of Stockholders'
  Equity (Deficit)......................................................  F-19

Notes to Unaudited Pro Forma Combined Financial Statements..............  F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Entropin, Inc.


We have audited the accompanying balance sheet of Entropin, Inc. (a development stage company) as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended and for the period from August 27, 1984 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entropin, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended and for the period from August 27, 1984 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

Denver,  Colorado
February 22, 1998, except
for Note 9, as to which the
date is
March 19, 1998                            Causey Demgen & Moore Inc.

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                           December 31, 1996 and 1997

                                     ASSETS
                                     ------

                                                                   1996          1997
                                                                   ----          ----
Current assets:
   Cash                                                          $ 1,677         $ 291
   Accounts receivable - stockholder (Note 2)                      5,000         5,000
                                                              ----------    ----------
     Total current assets                                          6,677         5,291

Deferred stock offering costs (Notes 4 and 8)                          -        10,746

Patent costs, less accumulated amortization of
   $22,300 (1996) and $40,300 (1997)                             218,326       266,456
                                                              ----------    ----------

                                                              $  225,003    $  282,493
                                                              ==========    ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

Current liabilities:
   Accounts payable                                           $  148,557    $  329,813
   Advances - stockholders (Note 2)                               21,036        98,873
                                                              ----------    ----------
     Total current liabilities                                   169,593       428,686

Long-term debt:
   Stockholders (Note 2)                                       1,601,697     1,710,487
   Deferred royalty agreement (Note 6)                           111,440       155,495
   Compensation agreement (Note 6)                             1,430,000     1,500,000
                                                              -----------   ----------
     Total long-term debt                                      3,143,137     3,365,982

Commitments and contingencies (Notes 6 and 8)

Series  A  redeemable  preferred  stock,
   $.001  par  value,   3,210,487  shares
   authorized, no shares issued
   and outstanding (Notes 3 and 8)                                     -             -

Stockholders' equity (deficit) (Notes 4 and 8):
   Preferred stock, $.001 par value; 10,000,000 shares
     authorized, Series A reported above (Note 3)                      -             -
   Common stock, $.001 par value; 50,000,000 shares
     authorized, 5,220,000 shares issued and outstanding           5,220         5,220
   Additional paid-in capital                                    369,780     1,043,780
   Deficit accumulated during the development stage           (3,462,727)   (4,561,175)
                                                              -----------   -----------
     Total stockholders' equity (deficit)                     (3,087,727)   (3,512,175)
                                                              -----------   -----------

                                                              $  225,003    $  282,493
                                                              ==========    ==========

                            See accompanying notes.

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

           For the Years Ended December 31, 1996 and 1997 and for the
          Period from August 27, 1984 (inception) to December 31, 1997


                                                                           Cumulative
                                                                          amounts from
                                                 1996           1997       inception
                                                 ----           ----       ---------
Costs and expenses:
   Research and development (Note 4)          $ 167,818    $   683,209    $ 3,752,854
   General and administrative (Note 4)          101,894        269,853        511,255
   Depreciation and amortization                 10,550         18,000         57,368
   Interest (Note 2)                             94,876        127,386        239,698
                                              ---------    -----------    -----------

Net loss                                      $(375,138)   $(1,098,448)   $(4,561,175)
                                              =========    ===========    ===========

Basic loss per common share (Note 5)          $    (.07)   $      (.21)   $      (.87)
                                              =========    ===========    ===========

                            See accompanying notes.

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT

      For the Period from August 27, 1984 (inception) to December 31, 1997

                                                                                                                Deficit
                                                                                                              accumulated
                                                             Common Stock       Additional                    during the
                                                         --------------------    paid-in         Stock        development
                                                         Shares        Amount    capital     subscriptions       stage
                                                         ------        ------   ----------   -------------    -----------
Balance at August 27, 1984 (inception)                         -      $    -    $        -    $      -        $         -

   Sale of common stock for cash
     in 1984 ($.005 per share)                           991,800         992         4,008           -                  -

   Issuance of common stock in exchange for
      services in 1991 ($.005 per share)               3,967,198       3,967        16,033           -                  -

   Cash contribution from shareholder in 1991                  -           -        50,000           -                  -

   Net loss for the period from inception through
     December 31, 1994                                         -           -             -           -         (2,824,221)
                                                       ---------      ------    ----------    --------        -----------

Balance, December 31, 1994                             4,958,998       4,959        70,041           -         (2,824,221)

   Cash received for common  stock subscription                -           -             -     150,000                  -

   Net loss for the year                                       -           -             -           -           (263,368)
                                                       ---------      ------    ----------    --------        -----------

Balance, December 31, 1995                             4,958,998       4,959        70,041     150,000         (3,087,589)

   Sale of common stock for cash ($1.15 per share)       261,002         261       299,739    (150,000)                 -

   Net loss for the year                                       -           -             -           -           (375,138)
                                                       ---------      ------    ----------    --------        -----------

Balance, December 31, 1996                             5,220,000       5,220       369,780           -         (3,462,727)

   Capital contributions (Note 4)                              -           -       674,000           -                  -

   Net loss for the year                                       -           -             -           -         (1,098,448)
                                                       ---------      ------    ----------    --------        -----------

Balance, December 31, 1997                             5,220,000      $5,220    $1,043,780    $      -        $(4,561,175)
                                                       =========      ======    ===========   ========        ===========

                            See accompanying notes.

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

           For the Years Ended December 31, 1996 and 1997 and for the
          Period from August 27, 1984 (inception) to December 31, 1997

                                                                       Cumulative
                                                                         amounts
                                                                          from
                                                 1996        1997       inception
                                                 ----        ----       ---------
Cash flows from operating activities:
   Net loss                                  $(375,138)  $(1,098,448)  $(4,561,175)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Depreciation and amortization            10,550        18,000        57,368
       IBC partner royalty agreement                 -        44,055       155,495
       Services contributed in exchange
         for stock                                   -       674,000       694,000
       Services contributed in exchange for
         compensation agreements               110,000        70,000     2,231,678
       Increase in accounts receivable -
         shareholder                                 -             -        (5,000)
       Increase in accounts payable             33,418       181,256       329,813
       Increase in accrued interest             60,341       108,790       169,139
       Other                                         -             -           139
                                             ---------   -----------   -----------

       Total adjustments                       214,309     1,096,101     3,632,624
                                             ---------   -----------   -----------

       Net cash used in operations            (160,829)       (2,347)     (928,551)

Cash flows from investing activities:
   Purchase of equipment                             -             -       (17,207)
   Patent costs                                (54,564)      (66,130)     (306,756)
                                             ---------   -----------   -----------

       Net cash used in investing activities   (54,564)      (66,130)     (323,963)

Cash flows from financing activities:
   Deferred stock offering costs                     -       (10,746)      (10,746)
   Proceeds from sale of common stock          150,000             -       355,000
   Proceeds from stockholder loans              19,972             -       809,678
   Proceeds from stockholder advances           21,035        77,837        98,873
                                             ---------   -----------   -----------

       Net cash provided by financing
          activities                           191,007        67,091     1,252,805
                                             ---------   -----------   -----------

Net increase (decrease) in cash                (24,386)       (1,386)          291

Cash at beginning of period                     26,063         1,677             -
                                             ---------   -----------   -----------

Cash at end of period                        $   1,677   $       291   $       291
                                             =========   ===========   ===========

                                (Continued on following page)
                                   See accompanying notes.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

                 For the years ended December 31, 1996 and 1997
    and for the period from August 27, 1984 (inception) to December 31, 1997




                         (Continued from preceding page)

Supplemental disclosure of cash flow information:

                                                                               Cumulative
                                                                                amounts
                                                                                 from
                                                 1996           1997            inception
                                                 ----           ----            ---------

Cash paid during period for interest            $6,372        $15,598           $59,855


Supplemental disclosure of non-cash financing activities:

During 1996, the Company entered into a compensation agreement with the spouse of a shareholder for $731,678 in exchange for services performed for the Company in prior years (see Note 2).

Pursuant to an agreement with an IBC limited partner, the Company has accrued a liability totaling $155,495 at December 31, 1997 for advance royalties due to the individual (see Note 6).

In November of 1997, the Company reached an agreement with an individual to enter into a compensation agreement in exchange for services the individual has provided the Company since inception (see Note 6). The Company has reflected a liability of $1,430,000 and $1,500,000 in 1996 and 1997, respectively, related to this agreement.



                            See accompanying notes.

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997

1.   Organization and summary of significant accounting policies
     -----------------------------------------------------------

     Organization:

     Entropin, Inc. was incorporated in California in August 1984, as a pharmaceutical research company developing Esterom(R), a topically applied compound for the treatment of impaired range of motion associated with acute lower back sprain and acute painful shoulder. The Company is considered to be a development stage enterprise as more fully defined in Statement No. 7 of the Financial Accounting Standards Board. Activities from inception include research and development activities, seeking the U.S. Food and Drug Administration (FDA) approval for Esterom(R), as well as fund raising.

     Basis of presentation and managements' plans:

     The Company's financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has been primarily involved in research and development activities. This has resulted in significant losses and a stockholders' deficit at December 31, 1997 of $4,561,175. The Company's continued existence is dependent on its ability to obtain the additional funding necessary to complete the FDA approval process for Esterom(R) and market the product.

     As described in Note 8, the Company has successfully completed a private placement and a recapitalization of the Company which will provide additional liquidity for the Company for current operations. However, the Company estimates it will require additional funding of up to $8,000,000 over the next three years to successfully complete the FDA approval process. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern in its present form.

     Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes:

     The Company has elected under the Internal Revenue Code to be an 'S' corporation. In lieu of corporation income taxes, the shareholders of an 'S' corporation include their respective shares of the Company's net income or loss in their individual income tax returns.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997



1.   Organization and summary of significant accounting policies (continued)
     -----------------------------------------------------------------------

     Deferred stock offering costs:

     Deferred stock offering costs represent costs incurred to December 31, 1997, in connection with the private placement of common stock, more fully discussed in Note 6. Costs incurred as of December 31, 1997 and additional costs incurred subsequent to that date, were charged against the proceeds of the offering.

     Patents:

     Patents are stated at cost less accumulated amortization which is calculated on a straight-line basis over the useful lives of the assets, estimated by management to average 17 years. Research and development costs and any costs associated with internally developed patents (with the exception of legal costs) are expensed in the year incurred. The recoverability of carrying values of intangible assets are evaluated on a recurring basis.

     Cash equivalents:

     For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Concentrations of credit risk:

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality financial institutions. At times during the years, the balance at any one financial institution may exceed FDIC limits.

2.   Related party transactions
     --------------------------

     Office Space:

     The Company presently uses part of an office facility and administrative services provided by a director and stockholder of the Company at no cost.

     Accounts receivable - stockholder:

     During 1994, the Company advanced $5,000 to a stockholder. The advance does not bear interest and is due on demand. The Company expects the advance to be paid in full.

     Advances - stockholders:

     During 1996 and 1997, the Company was advanced an aggregate of $83,873 by a stockholder from the stockholder's personal line of credit. The Company has agreed to pay all interest charges incurred by the stockholder resulting from the advances.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997



2.   Related party transactions (continued)
     --------------------------------------

     During 1997, the Company received advances from a stockholder totaling $15,000. The advances do not bear interest and are payable upon demand.

     Long-term debt - stockholders:

     Long-term debt - stockholders consisted of the following at December 31, 1996 and 1997:

                                                                   1996          1997
                                                                   ----          ----
   8%  Note payable - stockholder, issued for cash advances,
       principal plus accrued interest due December 31,
       2000, unsecured                                         $  631,678    $  631,678

   8%Note payable - stockholder, issued for cash advances,
       principal plus accrued interest due December 31,
       2000, unsecured                                            178,000       178,000

   8%Note payable - stockholder, issued for past services,
       principal plus accrued interest due December 31, 2000,
        unsecured                                                 731,678       731,678

     Accrued interest payable                                      60,341       169,131
                                                               ----------    ----------

                                                               $1,601,697    $1,710,487
                                                               ==========    ==========

     As described in Note 6, effective January 15, 1998, all above noted long-term debt plus accrued interest was converted to 1,710,487 shares of the Company's redeemable 8% non-voting, non-cumulative Series A Preferred Stock at $1 per share, for a total of $1,720,487 which represents the recorded amount of the liability at December 31, 1997.

3.   Redeemable preferred stock
     --------------------------

     In December 1997, the Board of Directors approved an amendment to the Articles of Incorporation to authorize 10,000,000 shares of $.001 par value preferred stock. 3,210,487 shares of the Company's preferred stock were designated as redeemable, non-voting, non-cumulative 8% Series A Preferred Stock (see Note 8). The annual 8% dividend is based upon a $1.00 per share value.

     The Series A Preferred Stock will be subject to mandatory redemption. The funds available for redemption will be equal to more than 20% but less than 50% of annual earnings, as determined annually by the Board of Directors, but not exceeding cash flow from operations and will automatically cancel in seven years if not fully redeemed. The Company may voluntarily redeem outstanding shares of preferred stock at $1 per share.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997




4.   Stockholders' equity
     --------------------

     Buy-sell agreement:

     On August 11, 1993, the Company entered into a buy-sell agreement with the existing stockholders which, among other provisions, requires stockholders desiring to sell or transfer shares to a person or entity other than an immediate family member to first submit a proposal of the sale or transfer and its terms to the Company. Pursuant to the agreement, the Company is entitled to a first right option to purchase some or all of the shares on the terms and price offered to the buyer after which, subject to certain provisions, all other individual shareholders may then purchase any remaining shares not purchased by the Company. The buy-sell agreement was cancelled January 15, 1998.

     Authorized capital:

     Pursuant to the recapitalization more fully described in Note 8, in December 1997, the Board of Directors approved an amendment to the Articles of Incorporation to increase the authorized common stock to 7,000,000 shares and to establish its par value at $.001 per share.

     Stock split:

     On December 10, 1997, the Board of Directors approved a 198.36-for-one stock split. Accordingly, all references to common shares including the number of shares (except shares authorized), stock option data, additional paid-in capital, and per share information have been retroactively restated to reflect the stock split, which presentation is consistent with the recapitalization of the Company (see Note 8).

     Private placement:

     As of December 31, 1997, the Company had commenced a private placement of 30 units (10,000 shares of its $.001 par value common stock per unit) at $27,500 per unit, $2.75 per share, which closed on January 15, 1998 with gross proceeds of $825,000 (see Note 8).

     Capital contributions:

     In December 1997, certain shareholders of the Company contributed a portion of their common stock to an individual providing business advisory and legal services to the Company (78,300 shares valued at $156,000, approximately $2.00 per share) and to the Chairman of the Pharmaceutical Sciences Department of a university as partial settlement for research and development services (259,042 shares valued at $518,000, approximately $2.00 per share). The expense and related capital contributions are reflected at December 31, 1997.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997



5.   Basic net loss per share:
     ------------------------

     Basic net loss per share is based on the weighted average number of shares outstanding during the periods, 5,220,000 shares. Shares issued for nominal consideration are considered outstanding since incepetion. Diluted loss per share has not been presented as exercise of the outstanding stock options would have an antidilutive effect.

6.   Commitments and contingencies
     -----------------------------

     Compensation agreements:

     In 1993, the Company entered into a 30 year compensation agreement with I.B.C. limited partners owning 64.28% of the limited partnership. The
     I.B.C. Limited Partnership participated in the early development of Estrom(R) (the medicine) and owned the patent rights to three patents and all intellectual property rights. Under the terms of the Agreement, the Company acquired all of the patent and intellectual property rights in exchange for certain compensation to the limited partners, which is dependent upon the Company's receipt of a marketing partners technological access fee and royalty payments. The partnership was subsequently dissolved. Compensation under the agreement includes a bonus payment of $96,420 to be paid at the time the Company is reimbursed by a drug company for past expenses paid for development of the medicine, as well as 64.28% of a decreasing payment rate (3% to 1%) on cumulative annual royalties received by the Company. As of December 31, 1996 and 1997, no liabilities have been accrued with respect to this agreement.

     In a separate agreement with a former I.B.C. limited partner, the Company has agreed to pay the partner 35.72% of a decreasing earned payment (3% to 1% on cumulative annual sales of products by the Company) until October 10, 2004. From October 10, 2004 until October 10, 2014, the Company will pay the partner 17.86% of the earned payment. In accordance with the agreement, the Company has agreed to pay the former limited partner the amount of $40,000 and a minimum earned payment of $3,572 per calendar quarter beginning on December 31, 1989. Such minimum earned payment is to be evidenced by a promissory note issued each quarter and payable when the Company is either reimbursed for expenses paid for the development of the medicine or from the first income received from the Company from net sales of the medicine. The quarterly payments are to be applied against the earned payment to be received by the limited partner. As of December 31, 1996, and 1997, the total liability accrued with respect to this agreement totaled $111,440 and $155,495, respectively.

     Consulting Agreement:

     On March 12, 1996, the Company entered into a Consulting Agreement with a firm whereby the Company has to pay the firm a $50,000 success fee concurrent with the Company's signing of any agreement establishing a corporate partnership, product license, or any other agreement relating to

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997



6.   Commitments and contingencies (continued)
     -----------------------------------------

     the marketing of the medicine. As of December 31, 1997, a payable of $25,000 has been recorded with respect to this agreement.

     Development of New Products Agreement:

     On January 26, 1987, the Company entered into a Development of New Products Agreement with a university whereby the university provides various services including research and development, product formulations, and clinical supply for the Company relating to its development of the medicine on a project by project basis. Prior to the commencement of each project, the Company and the university will mutually agree on the nature, type, and timing of each special project as well as the terms of compensation to the university. Under the agreement, the university is required to disclose to the Company all inventions, discoveries, or improvements conceived or made by the university and has agreed to assign all its interests to the Company.

     Compensation Agreement:

     During November 1997, the Company began negotiating with an individual regarding compensation for research and development services provided since the inception of the Company. In exchange for these services, the Company agreed to issue an 8% note payable to the individual in the principal amount of $1,500,000 maturing December 31, 2000. The Company has accrued related costs of $1,430,000 as of December 31, 1996, and increased the liability to $1,500,000 as of December 31, 1997. Subsequent to year end, the Company converted this obligation to 1,500,000 shares of its non-voting, non-cumulative redeemable 8% Series "A" preferred stock, at $1 per share (see Note 8). In addition, effective December 15, 1997 three stockholders of the Company agreed to transfer a portion of their common stock to provide the individual with approximately 5% of the outstanding common shares (see Note 4).

     Development and Supply Agreement:

     On January 1, 1997, the Company entered into 10 year Development and Supply Agreements with Mallinckrodt, Inc. to develop all of the chemistry, manufacturing and controls to comply with the drug master file of the Food and Drug Administration as well as supply the bulk active product for marketing. In exchange for these services, Mallinckrodt will receive exclusive rights as a supplier of the bulk active product to the Company in North America. For the first year ended December 31, 1997, the contract price of the ingredient will be fixed based on the number of liters ordered by the Company. Subsequent to December 31, 1997, the cost per liter will be adjusted based on changes in the price of the components in the bulk active product.

     In addition, pursuant to the agreement, the Company has granted Mallinckrodt a right of first refusal to supply the Company's requirements of the bulk active product in all other parts of the world outside of North America.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997



6.   Commitments and contingencies (continued)
     -----------------------------------------

     Management advisory services agreement:

     On October 28, 1997, the Company entered into a 3-year agreement with an organization providing management advisory services to the Company. The organization provides assistance in developing and implementing a strategic plan of merger or acquisition and for business and financial community relations. Simultaneous with the closing of any merger or acquisition arranged by the organization and on terms acceptable to the Company, the organization will receive two options to acquire 180,001 shares of the Company's common stock for $100 and $504,000, respectively (see Note 8). The options are exercisable for a five-year period. In addition, the organization received registration rights for the shares underlying the options.

7.   Financial instruments
     ---------------------

     The carrying values of cash, accounts receivable-shareholder, accounts payable and advances-shareholders approximated fair value due to the short-term maturities of these instruments.

     The Company believes that it is not practical to estimate a fair market value different from the carrying value of long-term debt. Long-term debt, excluding the deferred royalty agreement, was converted into redeemable preferred stock on January 15, 1998. Both the redeemable preferred stock and the deferred royalty agreement have numerous features unique to these securities and agreements as described in Notes 3 and 6.

8.   Subsequent events
     -----------------

     Recapitalization:

     On December 9, 1997, the Company entered into an agreement and plan of merger with Vanden Capital Group, Inc. (Vanden) to exchange all of the issued and outstanding common shares of the Company, in exchange for 5,220,000 shares of Vanden's $.001 par value common stock.

     Pursuant to the agreement, Vanden agreed to have cash of $220,000 and no unpaid liabilities at the effective date of the transaction. The exchange was consummated on January 15, 1998. As a condition precedent to the exchange, the Company successfully raised gross proceeds of $825,000 through a private placement of its common stock (see Note 3).

     Following the exchange, the Company's shareholders own approximately 95% of the outstanding common stock of Vanden. The acquisition has been accounted for as a recapitalization of the Company based upon historical cost. Accordingly, the number authorized and issued common shares, par value of common stock and additional paid-in capital have been restated on the balance sheet and the statement of stockholders' equity to give retroactive effect to the recapitalization.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997



8.   Subsequent events
     -----------------

     Issuance of preferred stock:

     On January 15, 1998, the Company issued 3,210,487 shares of its Series A redeemable non-voting, non-cumulative 8% preferred stock in exchange for an aggregate $1,710,487 of notes payable to shareholders and accrued interest, and the $1,500,000 compensation agreement (see Notes 2 and 6).

     Issuance of common stock:

     In connection with the recapitalization effected on January 15, 1998, the Company issued 180,001 shares of its $.001 par value common stock to an unrelated entity for cash of $100 as required by the management advisory services contract (see Note 6).

     License agreement:

     In January 1998, the Company entered into an agreement with a director of the Company, whereby the Company granted the director a non-exclusive right to make, import and use the Company's product, Esterom(R), under the Company's licensed patents and to use the Company's confidential information to develop new products that contain the same active ingredients as Esterom(R), but are formulated differently. All rights to the improved products will remain the exclusive property of the Company and the director will receive a two percent royalty on the net sales of all improved products, and a negotiated royalty on new products. The expiration date of this agreement is January 1, 2003.

     Change in tax status:

     The consummation of the stock exchange with Vanden and the issuance of preferred stock in January 1998, resulted in a change in the Company's tax status from an S corporation to a taxable corporation. The effect of the change would be to provide for income tax based upon reported results of operations, and to provide deferred tax assets and liabilities on temporary differences between reported earnings and taxable income. Since the Company has had losses since inception, no change in the results of operations would have occurred, assuming the change in status occurred at the beginning of the periods presented.

     Unaudited pro forma combined balance sheet:

     The following table presents the unaudited pro forma combined balance sheet of the Company and Vanden as though the combination had occurred on December 31, 1997, giving effect to the recapitalization, the private placement and the other subsequent events described above.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997


8.   Subsequent events (continued)
     -----------------------------

Assets:
    Current assets                            $1,034,247
    Other assets
                                                 266,456
                                              ----------
                                              $1,300,703
                                              ==========

Liabilities and stockholders' equity:
    Current liabilities                       $  428,686
    Other liabilities                            155,495
    Redeemable preferred stock                 3,210,487
    Stockholders' equity (deficit)            (2,493,965)
                                              ----------
                                              $1,300,703
                                              ==========


9.   Proposed management agreement
     -----------------------------

     During March 1998, the Company has been negotiating an agreement with a company experienced in managing pharmaceutical development , including providing assistance in taking pharmaceutical products to the FDA and through the clinical trials and New Drug Application stages of development. The agreement is proposed to have a 33 month term, at the end of which the Company's primary product, Esterom(R), may be approved for marketing. The Company would be required to pay management fees of approximately $900,000 over the term of the agreement, as well as grant stock options to the company within thirty days after execution of the agreement to purchase 450,000 shares of Entropin common stock. The options will have a term of five years from the grant date and an exercise price of $1.50. The options will be exercisable in varying amounts on dates ranging from August 1998 to December 2000.

                         UNAUDITED PRO FORMA INFORMATION
                         -------------------------------



On December 9, 1997, Vanden Capital Group, Inc. (Vanden) entered into an agreement and plan of merger to acquire all of the issued and outstanding shares of Entropin Inc. (Entropin) in exchange for 5,220,000 shares of Vanden $.001 par value common stock and $220,000 in cash.

After  the  exchange   Entropin   shareholders  own  approximately  95%  of  the
outstanding common stock of the surviving company. The Entropin shareholders have appointed a new Board of Directors who have in turn elected new officers.

Entropin is a pharmaceutical research company developing Estrom(R), a topically applied compound for the treatment of impaired range of motion associated with acute lower back sprain and acute painful shoulder.

The following unaudited pro forma combined balance sheet and unaudited pro forma combined statement of stockholders' equity (deficit) assume the exchange occurred on December 31, 1997 and combines the financial positions of Vanden as of November 30, 1997, and Entropin as of December 31, 1997, using the assumptions described in the accompanying notes. Since Entropin is the predominant entity, this combination is accounted for as a recapitalization of Entropin.

The unaudited pro forma results of the combined operations of Vanden and Entropin are not presented because the combination is accounted for as a recapitalization at historical cost, not a business combination.

Vanden received shareholder approval to effect the recapitalization and to amend its Articles of Incorporation to change Vanden's name to Entropin Inc., effective January 15, 1998.


                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               December 31, 1997

                                       "Vanden"      "Entropin"          Pro forma     Pro forma
                                       Historical    Historical          Adjustments   Combined
                                       ----------    ----------          -----------   --------

                                                 ASSETS
                                                 ------
Current assets:
   Cash                                $307,301     $      291  (D)      $  808,856
                                                                (A)         (87,201)   $1,029,247
   Accounts receivable                        -          5,000                    -         5,000
                                       --------     ----------           ----------    ----------

     Total current assets               307,301          5,291              721,655     1,034,247

Deferred offering costs                       -         10,746  (D)         (10,746)            -

Patent costs, net of
     amortization                             -        266,456                    -       266,456
                                       --------     ----------           ----------    ----------

                                       $307,301     $  282,493           $  710,909    $1,300,703
                                       ========     ==========           ==========    ==========

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                            ----------------------------------------------
Current liabilites:
   Accounts payable                    $ 12,643     $  329,813  (A)      $  (12,643)   $  329,813
   Advances-stockholders                      -         98,873                    -        98,873
                                       --------     ----------           ----------    ----------

     Total current liabilites            12,643        428,686              (12,643)      428,686

Long-term debt:
   Stockholders                               -      1,710,487  (E)      (1,710,487)            -
   Deferred royalty agreement                 -        155,495                    -       155,495
   Compensation agreement                     -      1,500,000  (E)      (1,500,000)            -
                                       --------     ----------           -----------   ----------

     Total long-term debt                     -      3,365,982           (3,210,487)      155,495

Redeemable preferred stock                    -              -            3,210,487     3,210,487

Stockholders' equity (deficit):
   Preferred stock                            -              -                    -             -
   Common stock                           9,002          5,220               (8,222)        6,000

   Additional paid-in capital           687,469      1,043,780              329,961     2,061,210

   Deficit accumulated during
     the development stage             (401,813)    (4,561,175)             401,813    (4,561,175)
                                       --------     ----------           ----------    ----------
      Total stockholders'
         equity (deficit)               294,658     (3,512,175)             723,552    (2,493,965)
                                       --------     ----------           ----------    ----------
                                       $307,301     $  282,493           $  710,909    $1,300,703
                                       ========     ==========           ==========    ==========

        See notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                        December 31, 1997

                                        "Vanden"      "Entropin"          Pro forma     Pro forma
                                        Historical    Historical          Adjustments   Combined
Series A redeemable preferred
   stock, $.001 par value;
    3,210,487, shares issued
    and outstanding                    $      -     $         -     (E)  $3,210,487    $3,210,487
                                       ========     ===========          ==========    ==========

Stockholders' equity (deficit):
   Preferred stock, $.001 par
     value; 10,000,000 shares
     authorized, Series A
     reported above                    $      -     $         -          $        -    $        -

   Common  stock,  $.001  par  value;
     50,000,000  shares  authorized,
     300,050 (Vanden), 5,220,000
     (Entropin) and 6,000,051 (combined)
     shares issued and outstanding        9,002           5,220     (B)      (8,702)
                                                                    (D)         300
                                                                    (A)         180         6,000

   Additional paid-in capital           687,469       1,043,780     (B)       8,702
                                                                    (C)    (476,471)
                                                                    (D)     797,810
                                                                    (A)         (80)    2,061,210
   Deficit accumulated
     during the
     development stage                 (401,813)     (4,561,175)    (A)     (74,658)
                                                                    (C)     476,471    (4,561,175)
                                       --------     -----------          ----------    ----------
Total stockholders' equity
   (deficit)                           $294,658     $(3,512,175)         $  723,552   $(2,493,965)
                                       ========     ===========          ==========   ===========

        See notes to unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     The pro forma adjustments assume the reverse split of Vanden common stock at 1 share for 300 shares, the issuance of 5,220,000 shares of Vanden's $.001 par value common stock in exchange for the 5,220,000 issued and outstanding shares of Entropin's common stock, the private placement of 300,000 shares of common stock at $2.75 per share, the issuance of 180,001 shares of common stock pursuant to exercise of stock option issued in connection with recapitalization and the issuance of 3,210,487 shares of the Series "A" preferred stock at $1 per share.

     The acquisition is accounted for as recapitalization of Entropin and therefore, assets and liabilities are combined at historical cost.

     The following is a summary of the adjustments required based upon the above assumptions.

A. Record additional costs incurred to effect the exchange and payment of existing Vanden liabilities, including issuance of 180,000 shares of common stock.

B. Reverse split of Vanden common stock at 1 share for 300 shares and the increase par value thereof from $.0001 per share to $.001 per share.

C.   Issuance of Vanden common stock in exchange for Entropin common stock.

D. Issuance of 300,000 shares of the Company's common stock at $2.75 per share pursuant to a private placement effective January 15 1998, gross proceeds of $825,000 less offering and merger expenses of $26,890.

E. Issuance of 3,210,487 shares of $.001 par value preferred stock in exchange for notes payable and accrued interest of $1,710,487 and compensation agreement of $1,500,000.

                                 ENTROPIN, INC.




                                _________ Shares









                                   PROSPECTUS











                                __________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         ------------------------------------------

A. The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

          Specifically, the Act provides as follows:

          "7-109-102. AUTHORITY TO INDEMNIFY DIRECTORS

          (1)  Except  as  provided  in  subsection  (4)  of  this  section,   a
corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

               (a) The person conducted himself or herself in good faith; and

               (b) The person reasonably believed:

                   (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                   (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

               (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

          (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

          (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (4)  A corporation may not indemnify a director under this section:

               (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

               (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

          (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

          7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS

          Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

          7-109-105 COURT-ORDERED INDEMNIFICATION OF DIRECTORS

          (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

               (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

               (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109- 102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

          7-109-106. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF DIRECTORS

          (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

          (2) The determinations required by subsection (1) of this section shall be made:

               (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

               (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

          (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1)of this section shall be made:

               (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

               (b) By the shareholders.

          (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

          7-109-107. INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS

          (1) Unless otherwise provided in the articles of incorporation:

               (a) An officer is entitled  to  mandatory  indemnification  under section 7- 109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

               (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

               (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

          7-109-108. INSURANCE

          A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

          7-109-109. LIMITATION OF INDEMNIFICATION OF DIRECTORS

          (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation. . (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.


          7-109-110. NOTICE TO SHAREHOLDERS OF INDEMNIFICATION OF DIRECTOR

          If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action."

B. Article VIII of the Registrant's Amended and Restated Articles of Incorporation provides for the elimination of personal liability for monetary damages for the breach of fiduciary duty as a director except for liability (i) resulting from a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for approving payment of distributions to shareholders to the extent that any such actions are illegal under the Act; or (iv) for any transaction from which a director derives an improper personal benefit. This Article further provides that the personal liability of the Registrant's directors shall be eliminated or limited to the fullest extent permitted by the Act.

     On January 29, 1998, the Company obtained Directors and Officers indemnity liability insurance coverage, including securities coverages, in the amount of $3,000,000 which indemnifies the Company against claims, as well as provides coverage against any claims against the officers and directors of the Company which (i) the Company is not legally permitted or required to pay or (ii) when the Company is legally required or permitted to pay such loss as indemnity to the Directors and Officers but cannot in fact pay such loss due solely to the financial insolvency of the Company.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being or may be sought, and the Company is not aware of any other pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
          -------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered.

     Registration and filing fee ................................    $ 13,130.19
     Printing . . . . . . . .....................................       1,000.00
     Edgar costs ................................................       1,000.00
     Accounting fees and expenses ...............................       3,000.00
     Legal fees and expenses ....................................      25,000.00
     Blue Sky fees and filing fees ..............................       7,500.00
     Postage and Delivery .......................................       1,500.00
     Miscellaneous ..............................................         350.00
                                                                     -----------
     Total ......................................................    $ 52,480.19
                                                                     ===========

     All amounts listed above, except for the registration fees, are estimates. All expenses itemized above will be paid by the Registrant. Sales agent discounts and commissions to any brokers or dealers will be borne by the Selling Shareholders for the Shares offered by the Selling Shareholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES
          ---------------------------------------

     During the three years preceding the initial filing of this Registration Statement, the Registrant sold securities which were not registered under the Act in the transactions described below. In the following instance described below in which the Company relied on Section 4(2) of the Act for the exemption from the registration requirements, the following circumstances apply: Each sale was effected with a limited number of persons in a private transaction not involving a public offering. Each investor was able to fend for himself in the transaction, each investor was furnished with information concerning the Company and each had the opportunity to verify the information supplied. Additionally, the Company obtained a signed representation from each investor as to his or her intent to acquire the Common Stock of the Company for the purpose of investment only and not with a view toward the subsequent distribution thereof; each of the certificates representing the Common Stock issued to the foregoing persons has been embossed with a legend restricting transfer of the Common Stock represented thereby; and the Company has issued stop transfer instructions to its Transfer Agent concerning the certificates representing all of the shares issued pursuant to Section 4(2) as described below.

     On Janauary 15, 1998, in order to consummate the Agreement and Plan of Merger with Entopin, Inc., a California corporation ("Old Entropin"), the Registrant issued its securities to the following persons in exchange for the issued and outstanding shares of stock of Old Entropin. These transactions were effected under the exemption from registration provided under Section 4(2) of the Act and Rule 506 of Regulation D promulagated thereunder, for transactions not involving a public offering.

                             January 1998 Vanden-Old Entropin Merger
                             ---------------------------------------

                                                                       Consideration Received
                                          No. of Shares                  (# of Old Entropin
                                          -------------                  ------------------
                                                                              Shares)
                                                                              ------
                                                    Series A                          Series A
Name                                   Common       Preferred          Common         Preferred
----                                   ------       ---------          ------         ---------
Caroline T. Somers                    1,145,793                       1,145,793
Higgins D. & Shirley A. Bailey        1,404,093                       1,404,093
Higgins D. Bailey, Pledge             1,404,093                       1,404,093
Higgins D. Bailey                                     178,000                           178,000
Chandler G. Brown                       257,085                         257,085
CapMac Eighty-Two LP                     73,130                          73,130

                                                                       Consideration Received
                                          No. of Shares                  (# of Old Entropin
                                          -------------                  ------------------
                                                                              Shares)
                                                                              ------
                                                    Series A                          Series A
Name                                   Common       Preferred          Common         Preferred
----                                   ------       ---------          ------         ---------
Milton D. McKenzie, Trustee
for The Milton D. McKenzie
Revocable Trust                        102,834                        102,834
Milton D. McKenzie                      52,632                         52,632
James E. Wynn                          518,085      1,500,000         518,085         1,500,000
CKC Partners                            78,300                         78,300
Danny and Nancy Yu                      10,000                         10,000
Brent and Marlene Jackson               50,000                         50,000
William J. Currin                       10,000                         10,000
Jacquelyn D. Anderson Baker              5,455                          5,455
Interstate Johnson Lane Corp.           10,000                         10,000
Dennis K. Metzler                        5,000                          5,000
Jerry L. And Nancy Sands                 1,000                          1,000
The Macy Family Trust                   10,000                         10,000
Dewey H. And Virginia Crim              20,000                         20,000
James W. Toot                            7,500                          7,500
Robert L. Simpson                        5,000                          5,000
Gladys F. Decker & Deloras D.
Hunter, Trustees for Gladys F.
Decker Trust No. 1                      20,000                         20,000
Donald Hunter, Trustee of the
Donald Hunter Residuary
Marital Trust                           80,000                         80,000
Deloras Decker Hunter, Trustee
of the Deloras Decker Hunter
Generation Skipping Trust               10,000                         10,000

                                                                       Consideration Received
                                          No. of Shares                  (# of Old Entropin
                                          -------------                  ------------------
                                                                              Shares)
                                                                              ------
                                                    Series A                          Series A
Name                                   Common       Preferred          Common         Preferred
----                                   ------       ---------          ------         ---------
Lowell M. Somers                                      822,446                           822,446
Thomas T. Anderson Trust                              710,041                           710,041
The Underwood Family Partners            60,001                         60,001
Steven C. & Lynn T. Quoy                 60,000                         60,000
Suzanne Oliphant                         10,000                         10,000
Albert W. White                          10,000                         10,000
Stephen H. West                          20,000                         20,000
C. Richard Harrison                      10,000                         10,000
Jeanette Y. Mihaly                       20,000                         20,000
Joy Ann Svenson                          10,000                         10,000
Richard L. Monfort                      180,000                        180,000
David T. Treadwell                       10,000                         10,000
David Bressler                            5,000                          5,000
Gerald Olesh                             10,000                         10,000
Arthur Kassoff                           10,000                         10,000
Armond A. Azharian                        5,000                          5,000
                                      ---------     ---------        ---------        ---------
     TOTAL                            5,700,001     3,210,487        5,700,001        3,210,487
                                      =========     =========        =========        =========


Item 27.  Exhibits and Financial Schedules

     The following is a complete list of exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit
Number         Description
-------        -----------

3.1            Articles of Incorporation(1)

3.2            Bylaws(1)

3.3 Articles of Merger, as filed with the Colorado Secretary of State on January 15, 1998 (2)

3.4 Amended and Restated Articles of Incorporation, as filed with the Colorado Secretary of State on January 15, 1998, as correct.(2)

4.3 Specimen copy of stock certificate for Common Stock,$.001par value; Specimen copy of stock certificate for Series A Preferred Stock,$.001par value (2)

5.1            Form of Opinion of Brenman Bromberg & Tenenbaum, P.C.

10.1           Stock Option Plan(1)

10.2           Stock Bonus Plan(1)

10.3 Agreement and Plan of Merger, dated December 9, 1997 between Vanden Capital Group, Inc. and Entropin, Inc.(2)

10.4 Agreement dated January 1, 1997, between the Registrant and Mallinckrodt, Inc. (Development and Supply Agreement)(4)

10.5 Lease Agreement, dated February 1, 1998, between the Registrant and Thomas T. Anderson(4)

10.6 License Agreement dated January 1, 1998, between the Registrant and Dr. James E. Wynn (4)

10.7 Assignment of Patent #4,556,663 dated September 24, 1992, by Lowell M. Somers, M.D. to Entropin, Inc(4)

10.8 Assignment of Patent #4,512,996 dated September 24, 1992, by Lowell M. Somers, M.D. to Entropin, Inc (4)

10.9 Assignment of Patent #4,469,700 dated September 24, 1992, by Lowell M. Somers, M.D. to Entropin, Inc.(4)

10.10 Assignment of rights in the application for Letters Patent under Serial Number 07/999,307 by Lowell M. Somers and James E. Wynn to Entropin, Inc., dated February 16, 1993(4)

10.11 Assignment of rights in the application for Letters Patent under Serial Number 08/260,054 by Lowell M. Somers and James E. Wynn to Entropin, Inc., dated July 29, 1994 (4)

10.12 Agreement dated April 18, 1998 by and between the Registrant and the Western Center for Clinical Studies, Inc.(5)

16.0 Statement from Schumacher & Associates, the prior certifying accountant in response to the information disclosed in the Company's Form 8-K dated March 25, 1998, captioned "Changes in Registrant's Certifying Accountant" (3)

24.1           Consent  of Brenman  Bromberg  &  Tenenbaum,  P.C.  (included  in
               Exhibit 5)

24.2           Consent of Causey Demgen & Moore Inc.

27             Financial Data Schedule

-----------

(1) Incorporated by reference from the like numbered exhibits filed with the Registrant's Registration Statement on Form S-1, No. 33-23693 effective October 21, 1989.
(2) Incorporated by reference from the like numbered exhibits filed with the Registrant's Current Report on Form 8-K, as amended, dated January 15, 1998.
(3) Incorporated by reference from an exhibit numbered 4.0 as filed with the Registrant's Current Report on Form 8-K, as amended, dated March 25, 1998.
(4) Incorporated by reference from the like numbered exhibits filed with the Registrant's Annual Report on Form 10K-SB, dated April 15, 1998.
(5) Incorporated by reference from the like numbered exhibit filed with the Registrant's Current Report on Form 8-K, dated April 23, 1998.


Item 28.  UNDERTAKINGS
          ------------

The undersigned Registrant will:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant will provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on May 1, 1998.

                                 ENTROPIN, INC.



                                 By: /s/ Higgins D. Bailey
                                     ----------------------------
                                     Higgins D. Bailey, Chairman


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signatures                                Title                                   Date
----------                                -----                                   ----
 /s/ Higgins D. Bailey                    Chairman of the Board               May 1, 1998
-----------------------------             of Directors, CEO, CFO
Higgins D. Bailey                         and Director

 /s/ Daniel L. Azarnoff, M.D.             President                           May 1, 1998
-----------------------------
Daniel L. Azarnoff, M.D.


 /s/ Wellington A. Ewen                   Chief Financial Officer             May 1, 1998
-----------------------------
Wellington A. Ewen


 /s/ Donald Hunter                        Secretary and Director              May 1, 1998
-----------------------------
William J. Collard


 /s/ Dewey H. Crim                        Treasurer and Director              May 1, 1998
-----------------------------
Dewey H. Crim


/s/ James E. Wynn                         Director                            May 1, 1998
-----------------------------
James E. Wynn